SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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eBay Inc.

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eBay Inc.

2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2004

To the Stockholders of eBay Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBAY INC., a Delaware corporation, will be held on Thursday, June 24, 2004, at 8:00 a.m. Central time at The Hilton New Orleans Riverside, Steering Room, Two Poydras Street, New Orleans, Louisiana 70140 for the following purposes:

1.	To elect three directors to hold office until our 2007 Annual Meeting of Stockholders.

2.	To approve amendments to our 1999 Global Equity Incentive Plan, including an amendment to increase by 6,000,000 the number of shares of common stock that may be issued under our 1999 Plan.

3.	To approve an amendment to our 2001 Equity Incentive Plan to increase by 18,000,000 the number of shares of common stock that may be issued under our 2001 Plan.

4.	To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 900,000,000 to 1,790,000,000 shares.

5.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2004.

6.	To consider a stockholder proposal regarding stock option expensing.

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

    These business items are described more fully in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 26, 2004 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

San Jose, California

May 17, 2004

       The proxy statement and the accompanying form of proxy are being mailed on or about May 17, 2004 in connection with the solicitation of proxies on behalf of the Board of Directors of eBay. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy or voting instruction card. For specific instructions on voting, please refer to the instructions on the proxy or voting instruction card.

eBay Inc.

2145 Hamilton Avenue
San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2004 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with eBay’s Annual Meeting of Stockholders, which will take place on June 24, 2004. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. eBay’s 2003 Annual Report and audited financial statements are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are six proposals scheduled to be voted on at the Annual Meeting:

•	the election of three directors for a three-year term;

•	the approval of amendments to the 1999 Global Equity Incentive Plan, including an amendment to increase the authorized number of shares of common stock we may issue under the plan by 6,000,000 shares;

•	the approval of an amendment to the 2001 Equity Incentive Plan to increase the authorized number of shares of common stock we may issue under the plan by 18,000,000 shares;

•	the approval of an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 900,000,000 to 1,790,000,000 shares; and

•	a stockholder proposal related to stock option expensing.

In addition, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Q:	What are eBay’s Board of Directors’ voting recommendations?

A:	eBay’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of the amendments to the 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan, and Certificate of Incorporation, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors, and “AGAINST” the stockholder proposal.

Q:	What class of shares is entitled to be voted? How many shares can vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on April 26, 2004, the record date, is entitled to one vote at the Annual Meeting. At the close of business on April 26, 2004, 656,644,484 shares of common stock were outstanding and entitled to vote.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on the record date of April 26, 2004 may be voted by you. You may cast one vote per share of common stock that you held on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s stock option plans and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

•	Stockholder of Record

If your shares are registered directly in your name with eBay’s transfer agent, Mellon Investor Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

•	Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker on how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of April 26, 2004. If you are a stockholder of record you must bring proof of identification. If you hold your shares through a stock broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 26, 2004. If you do not attend the Annual Meeting, you can listen to a webcast of the proceedings at eBay’s investor relations site at http://investor.ebay.com/.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting by Internet, by telephone or by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions: (1) filing a written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125); (2) filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office; or (3) attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the approval of the amendments to the 1999 Global Equity Incentive Plan, the approval of the amendment to the 2001 Equity Incentive Plan, the approval of the amendment to the Certificate of Incorporation, the ratification of the selection of PricewaterhouseCoopers LLP and the stockholder proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, except that in the case of a broker voting instruction card, your broker may only vote on those matters over which the broker has discretionary voting power.

Q:	Who will count the votes?

A:	A representative of ADP Investor Communication Services will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted except with respect to Proposal No. 4 (approving the amendment to our Certificate of Incorporation), for which broker non-votes will be treated as votes “AGAINST.” Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting other than Proposal No. 4. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposal to amend the 1999 Global Equity Incentive Plan, the proposal to amend the 2001 Equity Incentive Plan, the proposal to ratify the selection of the auditors and the stockholder proposal each require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to be approved. The proposal to amend the Certificate of Incorporation requires the affirmative “FOR” vote of a majority of the shares of common stock outstanding as of April 26, 2004. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described above in “What is the quorum requirement for the Annual Meeting?” in this section. In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not counted, except with respect to the proposal to amend the Certificate of Incorporation, for which broker non-votes will have the same effect as votes “AGAINST.”

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	eBay will announce preliminary voting results at the Annual Meeting and publish final results in eBay’s quarterly report on Form 10-Q for the second quarter of fiscal 2004.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of Georgeson Shareholder Communications Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. Georgeson may solicit proxies by personal interview, mail, telephone and electronic communications. eBay estimates that it will pay Georgeson its customary fee, estimated to be approximately $7,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitations may also be made by personal interview, telephone and electronic communication by directors, officers and other employees of eBay, but we will not additionally compensate our directors, officers or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2005 Annual Meeting of Stockholders your proposal must be received by our Corporate Secretary no later than January 17, 2005. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy but will otherwise be considered at the 2005 Annual Meeting so long as it is submitted to our Corporate Secretary no earlier than March 26, 2005, and no later than April 25, 2005. We advise you to review our Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, as an exhibit to our Quarterly Report on Form 10-Q on November 13, 1998, which can be viewed by visiting our investor relations website at http://investor.ebay.com/edgar.cfm and may also be obtained by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2003 Annual Report may be viewed online on our investor relations website at http://investor.ebay.com/annual.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting www.icsdelivery.com/ebay. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebay.com/ or contact eBay Investor Relations by mail to 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

CORPORATE GOVERNANCE

    Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Ms. Whitman, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

    The Board of Directors has adopted corporate governance guidelines which, along with the charters of the Board committees and the company’s Code of Business Conduct and Ethics, which we refer to as the Code of Conduct, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of our Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance. (Information contained on eBay’s website is not part of this proxy statement). The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location on our website. The Audit Committee charter is also attached as Appendix A to this proxy statement.

OUR CORPORATE GOVERNANCE PRACTICES

    We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. In order to help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

    Governance Guidelines. The Board has adopted a set of governance guidelines to set a framework within which the Board will conduct its business. The governance guidelines can be found on our website at http://investor.ebay.com/governance and are summarized below.

    Committee Responsibilities. Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

    Independence. Nasdaq rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that seven of our nine directors are independent under the listing standards of the Nasdaq Stock Market. The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent non-employee directors. In addition, the Board has a designated lead independent director who chairs and can call formal closed sessions of outside directors, leads Board meetings in the absence of the Chairman, and leads the annual board self-assessment.

    Stockholder Communication. Stockholders may communicate with the Board of Directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or Board or committee matters.

    Attendance at Annual Meetings. Absent exigent circumstances, all directors are expected to attend the company’s annual meeting of stockholders. Six of the seven directors who were then on the Board attended our 2003 annual meeting of stockholders.

    Formal Closed Sessions. At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

    Board Compensation. Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review, in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added, as more thoroughly described under the heading “Executive Compensation — Compensation of Directors” below.

    Outside Advisors. The Board and each of its committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors.

    Conflicts of Interest. eBay expects its directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. eBay’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect eBay and its stockholders, eBay updated its Code of Conduct in 2003 and 2004 to provide clearer conflict of interest guidelines to its employees and directors, as well as reporting and investigatory procedures.

    Transparency. eBay believes it is important that stockholders understand the governance practices of eBay. In order to help ensure transparency of our practices we have posted information regarding our corporate governance procedures on our website at http://investor.ebay.com/governance.

    Board Effectiveness. It is important to eBay that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations.

    Succession Planning. The Board recognizes the importance of effective executive leadership to eBay’s success, and meets to discuss executive succession planning at least annually.

    Auditor Independence. eBay has taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee and we limit the use of our audit firm for non-audit services.

    Corporate Financial Ethics Hotline. eBay has established a corporate financial ethics hotline to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matter of concern.

BOARD COMMITTEES AND MEETINGS

    During 2003, our Board of Directors held seven meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board of Directors has three principal committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

    Our Audit Committee consists of Messrs. Anderson and Kagle and Ms. Lepore. Mr. Anderson, the committee’s chairman, was elected to the committee when he became a director in July 2003. Mr. Cook served as a member of the committee until September 2003. The Audit Committee held 12 meetings during fiscal year 2003. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest involving executive officers or Board members, and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC, and that each member of the Audit Committee is independent under the listing standards of the Nasdaq Stock Market. Our Audit Committee Charter is attached as Appendix A to this proxy statement, and can also be viewed on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

Compensation Committee

    Our Compensation Committee consists of Messrs. Kagle, Bourguignon, and Tierney. Mr. Kagle is the chairman of the committee. Mr. Tierney was elected to the committee when he became a director in March 2003. Howard Schultz served as a member of the committee until he left the Board in June 2003. The committee met eight times during 2003. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of the CEO. In addition, the Compensation Committee also prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Stock Market. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/corp-gov.cfm.

Corporate Governance and Nominating Committee

    Our Corporate Governance and Nominating Committee consists of Messrs. Cook, Schlosberg, and Tierney and Ms. Lepore. Mr. Cook is the chairman of the committee. Mr. Tierney was elected to the committee when he became a director in March 2003, and Mr. Schlosberg was elected to the committee when he became a director in March 2004. Howard Schultz served as a member of the committee until he left the Board in June 2003. The Corporate Governance and Nominating Committee met four times during 2003. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board of Directors and makes recommendations to the Board of Directors on potential Board members (whether created by vacancies or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. In 2003, the committee hired Spencer Stuart, an executive search firm, to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s integrity, judgment, skill, diversity of background, and time available to devote to Board activities. The committee will also consider the interplay of a candidate’s skill and experience with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board.

    In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis a set of corporate governance guidelines for the Board. Stockholders wishing to submit recommendations or director nominations for our 2005 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and our 2004 Annual Meeting” above. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Stock Market. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 1, 2004, by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Summary of Compensation” below and (iv) all executive officers and directors as a group.

	Shares Beneficially
	Owned(1)

Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	114,525,884	17.5%
Jeffrey S. Skoll(3)	51,549,752	7.9
Margaret C. Whitman(4)	14,666,875	2.2
Maynard G. Webb, Jr.(5)	909,166	*
Jeffrey D. Jordan(6)	809,809	*
Matthew J. Bannick(7)	232,606	*
William C. Cobb(8)	278,541	*
Fred D. Anderson(9)	0	*
Philippe Bourguignon(10)	213,750	*
Scott D. Cook(11)	1,060,253	*
Robert C. Kagle(12)	2,119,793	*
Dawn G. Lepore(13)	161,250	*
Richard T. Schlosberg, III(14)	0	*
Thomas J. Tierney(15)	0	*
All directors and executive officers as a group (17 persons)(16)	137,273,269	21.0

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2004 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 655,098,785 shares of our common stock outstanding as of April 1, 2004.

(2)	Mr. Omidyar is our Founder and Chairman of the Board. Includes 337,600 shares held by his spouse as to which he disclaims beneficial ownership. The address for Mr. Omidyar is 2145 Hamilton Avenue, San Jose, California 95125.

(3)	The address for Mr. Skoll is c/o Capricorn Management, LLC, 2005 Hamilton Avenue, Suite 260, San Jose, California 95125.

(4)	Ms. Whitman is our President and Chief Executive Officer. Includes 9,180,000 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/ A/ D 10/15/99, 1,000,000 shares held by the Griffith R. Harsh, IV, TTEE, GRH 2003 GRAT, and 1,000,000 shares held by the Margaret C. Whitman TTEE, MCW 2003 GRAT. In addition, it includes (a) 2,396 shares held by Griffith Rutherford Harsh IV Custodian Griffith Rutherford Harsh V UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership and (b) 2,396 shares held by Griffith Rutherford Harsh IV Custodian William Whitman Harsh UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership. Includes 1,502,083 shares Ms. Whitman has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Whitman is 2145 Hamilton Avenue, San Jose, California 95125.

(5)	Mr. Webb is our Chief Operating Officer. Includes 909,166 shares Mr. Webb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Webb is 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Jordan is our Senior Vice President, eBay North America. Includes 809,809 shares Mr. Jordan has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Jordan is 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Mr. Bannick is our Senior Vice President and General Manager, Global Online Payments. Includes 231,666 shares Mr. Bannick has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bannick is 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Mr. Cobb is our Senior Vice President and General Manager, eBay International. Includes 278,541 shares Mr. Cobb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cobb is 2145 Hamilton Avenue, San Jose, California 95125.

(9)	The address for Mr. Anderson is 2145 Hamilton Avenue, San Jose, California 95125.

(10)	Includes 213,750 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bourguignon is 2145 Hamilton Avenue, San Jose, California 95125.

(11)	Includes 978,750 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cook is c/o Intuit, Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(12)	Includes 133,750 shares Mr. Kagle has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Kagle is c/o Benchmark Capital, 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(13)	Includes 161,250 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Lepore is c/o The Charles Schwab Corporation, 101 Montgomery Street, M.S., 120-30-305, San Francisco, California 94104.

(14)	The address for Mr. Schlosberg is 9901 IH-10 West, Suite 800, San Antonio, TX 78230.

(15)	The address for Mr. Tierney is c/o Bain & Company, 131 Clarendon Street, Boston, MA 02116

(16)	Includes 7,234,412 shares subject to options exercisable within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

    Our Certificate of Incorporation and Bylaws, as amended to date, provide for the Board to be divided into three classes, with each class having a three-year term. Each class currently consists of three directors. The term of office for the first class expires at our 2005 Annual Meeting, the term of office for the second class expires at our 2006 Annual Meeting, and the term of office for the third class expires at our upcoming Annual Meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

    Our Board is presently composed of nine members, seven of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Stock Market. There are three nominees in the class whose term of office expires at the Annual Meeting, all of whom are currently members of the Board of Directors. Two of the three nominees for election at the Annual Meeting were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2007 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

    Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any of the nominees is unexpectedly unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our Corporate Governance and Nominating Committee. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unable to serve.

    Set forth below is biographical information for the nominees as well as for each director whose term of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2007 ANNUAL MEETING

Philippe Bourguignon

    Philippe Bourguignon, age 56, has served as a director of eBay since December 1999. Mr. Bourguignon became the Chairman of Aegis Media France, a media communications and market research company, in April 2004. From September 2003 to March 2004, Mr. Bourguignon was Co-Chief Executive Officer of The World Economic Forum (The DAVOS Forum). From August 2003 to October 2003, Mr. Bourguignon served as Managing Director of The World Economic Forum. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Mediterranee S.A., a resort operator. Prior to his appointment at Club Mediterranee S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, from 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A., from October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

Thomas J. Tierney

    Thomas J. Tierney, age 50, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit business consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.

Margaret C. Whitman

    Margaret C. Whitman, age 47, serves eBay as President and Chief Executive Officer. She has served in that capacity since February 1998 and as a director since March 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro Inc., a toy company. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., a floral products company, most recently as President, Chief Executive Officer and a director. From October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation, a footwear company, in various capacities, including President, Stride Rite Children’s Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by The Walt Disney Company, an entertainment company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain & Co., a consulting firm, most recently as a Vice President. Ms. Whitman also serves on the board of directors of The Procter & Gamble Company and Gap Inc. and is a Member of the Board of Trustees of Princeton University. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2005 ANNUAL MEETING

Fred D. Anderson

    Fred D. Anderson, age 59, has served as a director of eBay since July 2003. Mr. Anderson has served as Executive Vice President and Chief Financial Officer of Apple Computer, Inc., a manufacturer of personal computers and related software, from March 1996, and has announced his retirement from Apple effective June 1, 2004. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson also serves on the board of directors of E.piphany, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. from the University of California, Los Angeles.

Scott D. Cook

    Scott D. Cook, age 51, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a financial software developer. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

Robert C. Kagle

    Robert C. Kagle, age 48, has served as a director of eBay since June 1997. Mr. Kagle has been a Member of Benchmark Capital, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of E-LOAN, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2006 ANNUAL MEETING

Dawn G. Lepore

    Dawn G. Lepore, age 50, has served as a director of eBay since December 1999. Ms. Lepore has been Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company, since August 2003. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; Vice Chairman and Chief Information Officer from July 1999 to November 2001; and Executive Vice President and Chief Information Officer from October 1993 to July 1999. Ms. Lepore is a member of Schwab’s Executive Committee and is a trustee of SchwabFunds. She also serves on the board of directors of Wal-Mart Stores, Inc. Ms. Lepore holds a B.A. degree from Smith College.

Pierre M. Omidyar

    Pierre M. Omidyar, age 36, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communication platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Computer, and for other Macintosh-oriented software development companies. Mr. Omidyar also serves on the Board of Trustees of Tufts University, The Santa Fe Institute and The Omidyar Foundation. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

Richard T. Schlosberg, III

    Richard T. Schlosberg, III, age 60, has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David & Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg serves on the board of directors of Edison International, and is also a national board member of the Smithsonian Institution and the National Air and Space museum, a member of the board of directors of KCET-TV, the Los Angeles public television station, and a trustee of Pomona College. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an M.B.A. degree from the Harvard Business School.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO 1999 GLOBAL EQUITY INCENTIVE PLAN

    We are asking you to approve amendments to our 1999 Global Equity Incentive Plan, which we refer to as the 1999 Plan. The purposes of the amendments are to (a) increase the number of shares of the common stock we may issue under the 1999 Plan by 6,000,000 shares from 20,000,000 to 26,000,000, and (b) satisfy the requirements of Section 162(m) of the Internal Revenue Code.

    As described below under “— Federal Income Tax Information — Potential Limitation on Company Deductions,” Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000, unless the plan contains certain features that qualify the compensation as “performance-based compensation.” One of the required features is a per-participant limit on option grants approved by the company’s stockholders. The 1999 Plan currently does not contain a per-participant limit on option grants. Therefore, in order for awards granted under the 1999 Plan to potentially qualify for tax deductibility to the company under Section 162(m), you are also being asked to amend the 1999 Plan to include (a) a per-participant limit of options of no more than 2,000,000 shares per calendar year and (b) other conforming changes discussed below.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

    A summary of the 1999 Plan is set forth below. The discussion below is qualified in its entirety by reference to the 1999 Plan, a copy of which, as amended, is attached as Appendix B to this proxy statement. All references to share amounts in this section and elsewhere in this proxy statement reflect all of our prior stock splits, including our two-for-one stock split effective on August 28, 2003.

GENERAL

    The 1999 Plan provides for the grant of stock options, stock bonuses, and restricted stock purchase awards, which we refer to collectively as awards. Options granted under the 1999 Plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

PURPOSE

    The purpose of the 1999 Plan is to provide a means by which employees and consultants in countries other than the United States may be given an opportunity to purchase our common stock. We believe that the 1999 Plan assists us in retaining the services of such persons, in securing and retaining the services of persons capable of filling such positions and in providing incentives for such persons to exert maximum efforts for our success. We may also choose to grant awards under the 1999 Plan to employees and consultants in the United States.

ADMINISTRATION

    The Board administers the 1999 Plan. Subject to the provisions of the 1999 Plan, it may construe and interpret the 1999 Plan and determine the persons to whom and the dates on which awards will be granted. It also may determine the number of shares of our common stock to be subject to each award, the exercise and vesting schedule, the exercise price, the type of consideration and other terms of the award. Pursuant to its authority to delegate administration of the 1999 Plan to a committee of one or more Board members, the Board has delegated administration to its Compensation Committee. Therefore, when referring to the “Board” in reference to the 1999 Plan, we are referring to the Compensation Committee as well as to the Board itself.

    The regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be “outside directors.” In March 2004, in order to allow for potential deductibility to the company of options granted under the 1999 Plan, the Board amended the 1999 Plan to provide that, in the Board’s discretion, directors serving on the Compensation Committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from such committee directors who are: (i) current employees of ours or of an affiliate of ours; (ii) former employees of ours or an affiliate of ours receiving compensation for past services (other than benefits under a tax-qualified pension plan); (iii) current and former officers of ours or an affiliate of ours; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate of ours in any capacity (other than as a director); and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. All of our directors on the Compensation Committee are and have been independent directors since our initial public offering.

ELIGIBILITY

    We intend the 1999 Plan to benefit mainly employees and consultants who are neither citizens of, nor residents of, the United States. The 1999 Plan has been localized to permit us to issue stock options to our employees in Australia, Austria, Belgium, Canada, China, France, Germany, Ireland, Italy, Korea, The Netherlands, Singapore, Spain, Switzerland, Taiwan, and the United Kingdom. In 2003, no grants under the 1999 Plan were made to any person other than our non U.S. employees. However, all of our employees and consultants and the employees, directors, and consultants of our affiliates are eligible to participate in the 1999 Plan. As of April 1, 2004 we and our consolidated subsidiaries employed approximately 6,300 persons (excluding approximately 500 temporary employees), of whom approximately 1,700 (excluding approximately 100 temporary employees) were outside the United States.

    In March 2004, in order to allow for potential deductibility to the company of options granted under the 1999 Plan, the Board amended the 1999 Plan to provide that no employee may be granted options under the plan covering more than 2,000,000 shares of our common stock during any calendar year.

STOCK SUBJECT TO THE 1999 PLAN

    Assuming adoption of this Proposal 2, we have reserved an aggregate of 26,000,000 shares of our common stock for issuance under the 1999 Plan. As of April 30, 2004, there were 8,275,335 shares to be issued upon the exercise of outstanding options under the 1999 Plan and only 8,595,832 shares were available for future grant under the 1999 Plan from the 20,000,000 shares previously approved by our stockholders. If options granted under the 1999 Plan expire or otherwise terminate without being exercised, the shares of our stock not acquired pursuant to such options again become available for issuance under the 1999 Plan. As of April 30, 2004, the closing price of our common stock as reported on the Nasdaq Stock Market was $80.03 per share.

TERMS OF OPTIONS

    Exercise Price; Payment. The Board determines the exercise price of options. The participant must pay the exercise price either in cash or, if allowed by the Board, by delivery of other shares of our common stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board. In March 2004, the Board amended the 1999 Plan to provide that no options may be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (except in the context of a merger where such options replace outstanding options of a company we have acquired).

    Option Exercise. Options granted under the 1999 Plan may become exercisable in cumulative increments, or vest, as determined by the Board, and the Board may accelerate the time during which an option may vest or be exercised. In addition, options may permit exercise prior to vesting, but in such event the participant will be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at the participant’s exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned shares of our common stock or by a combination of these means.

    Term. The terms and conditions of options will depend to a large extent upon the applicable law of the country where the participant resides. However, the term has generally been 10 years, and options generally are expected to terminate three months after termination of the participant’s service. If such termination is due to the participant’s disability, as determined under the 1999 Plan, the option generally may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination. If the participant dies during the option term, or within three months after termination of service, the option generally may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death. A participant may designate a beneficiary who may exercise the option following the participant’s death.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    Payment. The Board determines the purchase price of our stock under a restricted stock purchase agreement. However, the Board may award stock bonuses in consideration of past services without a purchase payment. The participant must pay the purchase price either in cash or, if allowed by the Board, by delivery of other shares of our common stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board. To date, the Board has not made any grants of restricted stock or stock bonuses under the 1999 Plan. In March 2004, the Board amended the 1999 Plan to provide that no more than

1,000,000 shares of common stock may be granted in the aggregate under stock bonus and stock purchase awards that provide for payment of less than 100% of the fair market value of the common stock on the date of grant.

    Vesting. Shares of stock sold or awarded under the 1999 Plan, if any, may, but need not be, subject to a repurchase option in favor of eBay in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement or stock bonus award under the 1999 Plan.

RESTRICTIONS ON TRANSFER

    The participant may not transfer an award other than by will or by the laws of descent and distribution unless otherwise provided by the award terms.

ADJUSTMENT PROVISIONS

    Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of our stock subject to the 1999 Plan and to outstanding awards. In that event, the Board will appropriately adjust the 1999 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 1999 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust outstanding awards as to the class, number of shares and price per share of our stock.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of our dissolution or liquidation, outstanding awards will terminate. However, outstanding awards do not automatically terminate in the event of a change in control. A “change in control” means a sale, lease or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If it refuses to do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full. The unexercised portion of all outstanding awards will terminate upon the change in control. The acceleration of an award in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT, AND REPRICING

    The Board may amend, suspend or terminate the 1999 Plan at any time or from time to time. Stockholders approved the 1999 Plan at our 2000 Annual Meeting of Stockholders. Stockholder approval of any amendment to the 1999 Plan must be sought only if necessary under applicable laws or regulations, but the Board may submit any amendment to the 1999 Plan for stockholder approval at its discretion.

    In March 2004, the Board amended the plan to provide that prior stockholder approval is required before the Board may cancel an option and replace it with a new option or cash, reduce the exercise price of any option it has already granted under the 1999 Plan, or take any other action with respect to any outstanding option that is treated as a repricing under generally accepted accounting principles. The 1999 Plan does not have a set termination date, but the Board may terminate the plan at any time.

FEDERAL INCOME TAX INFORMATION

    The following is a summary of the general U.S. federal income tax consequences of awards granted under the 1999 Plan to persons subject to United States taxation. U.S. tax consequences to any particular individual may be different.

    There are no tax consequences to us or to the participant by reason of an option grant. Upon exercise of the option and acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

    Upon disposition of our stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the participant held the stock for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options.

    Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently generally 15% while the maximum ordinary income rate and short-term capital gains rate is effectively 35%. Slightly different rules may apply to participants who acquire stock subject to our repurchase right.

    Awards granted under the 1999 Plan to persons subject to taxation in jurisdictions outside of the U.S. have different tax consequences unique to each jurisdiction.

    Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (i) the award is granted by a compensation committee composed solely of two or more “outside directors,” (ii) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (iii) the plan is approved by the stockholders, and (iv) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

    In March 2004, the Board amended certain provisions of the 1999 Plan to comply with Section 162(m), and we are asking you to approve an amendment to provide the required per-participant limitation under Section 162(m). However, even if the stockholders do vote to amend the 1999 Plan to include the per-participant limit, awards granted thereunder will only be treated as qualified performance-based compensation under Section 162(m) if the awards comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to awards granted under the 1999 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to the company.

PARTICIPATION IN THE 1999 PLAN

    The grant of stock options under the 1999 Plan to executive officers, including the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Summary of Compensation,” is subject to the discretion of the Board. During 2003, no options were granted to executive officers or directors, and options to purchase 3,871,664 shares at a weighted average exercise price of $48.40 were granted to other employees under the 1999 Plan. During this period, options under the 1999 Plan to purchase an aggregate of 301,929 shares were cancelled. Since the 1999 Plan’s inception, none of our current directors have been granted options to purchase shares under the 1999 Plan. As of December 31, 2003, the weighted average exercise price of outstanding options under the 1999 Plan was $39.15. As of the date hereof, there has been no determination as to future awards under the 1999 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL 3

APPROVAL OF AMENDMENT TO 2001 EQUITY INCENTIVE PLAN

    We are asking you to approve an amendment to our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan. The purpose of the amendment is to increase the number of shares of the common stock we may issue under the 2001 Plan by 18,000,000 shares from 78,000,000 to 96,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

    A summary of the 2001 Plan is set forth below. The discussion below is qualified in its entirety by reference to the 2001 Plan, a copy of which, as amended, is attached as Appendix C to this proxy statement. All references to share amounts in this section and elsewhere in this proxy statement reflect our two-for-one stock split effective on August 28, 2003.

GENERAL

    The 2001 Plan provides for the grant of incentive stock options and nonstatutory stock options. Incentive stock options granted under the 2001 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2001 Plan are not intended to qualify as incentive stock options under the Code. We have not granted any incentive stock options since our initial public offering.

PURPOSE

    The purpose of the 2001 Plan is to provide a means by which eligible employees, directors and consultants of eBay and its affiliates may be given an opportunity to purchase our common stock. We believe that the 2001 Plan assists us in retaining the services of such persons, in securing and retaining the services of persons capable of filling such positions and in providing incentives for such persons to exert maximum efforts for our success.

ADMINISTRATION

    The Board administers the 2001 Plan. Subject to the provisions of the 2001 Plan, it may construe and interpret the 2001 Plan and the options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board determines the persons to whom and the dates on which options will be granted. Subject to the provisions of the 2001 Plan, it also may determine the number of shares of our common stock to be subject to each option, the exercise and vesting schedule, the exercise price, the type of consideration and other terms of the option. Pursuant to its authority to delegate administration of the 2001 Plan to a committee of one or more members of the Board of Directors, the Board of Directors has delegated such administration to its Compensation Committee. Therefore, when referring to the “Board” in reference to the 2001 Plan, we are referring to the Compensation Committee as well as to the Board of Directors itself.

    The regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be “outside directors.” The 2001 Plan provides that, in the Board’s discretion, directors serving on the Compensation Committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from such committee directors who are: (i) current employees of ours or of an affiliate of ours; (ii) former employees of ours or an affiliate of ours receiving compensation for past services (other than benefits under a tax-qualified pension plan); (iii) current and former officers of ours or an affiliate of ours; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate of ours in any capacity (other than as a director); and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. All directors on the Compensation Committee are and have been independent directors since our initial public offering.

ELIGIBILITY

    We intended the 2001 Plan to benefit all of our employees and consultants and the employees, directors and consultants of our affiliates. As such, all are eligible to participate in the 2001 Plan. However, nonemployee directors are eligible only for grants where the essential terms have been set forth in the 2001 Plan and been approved by our stockholders, and the 2001 Plan currently does not provide for such nondiscretionary grants. In addition, the Board may grant incentive stock options under the 2001 Plan only to our employees and employees of our affiliates. As of April 1, 2004, we and our consolidated subsidiaries employed approximately 6,300 persons (excluding approximately 500 temporary employees), all of whom are eligible to receive grants under the 2001 Plan, although option grants to our employees outside of the U.S. are generally made under the 1999 Plan..

    The Board may not grant an incentive stock option under the 2001 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or any of our affiliates, unless the exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of our common stock with respect to which incentive stock options are exercisable for the first time by the optionholder during any calendar year (under the 2001 Plan and any other plan of ours or our affiliates) may not exceed $100,000.

    No employee may be granted options under the 2001 Plan covering more than 2,000,000 shares of our common stock during any calendar year.

STOCK SUBJECT TO THE 2001 PLAN

    Assuming adoption of this Proposal 3, we have reserved an aggregate of 96,000,000 shares of our common stock for issuance under the 2001 Plan. As of April 30, 2004, there were 49,826,806 shares to be issued upon the exercise of outstanding options under the 2001 Plan and only 16,969,618 shares were available for future grant under the 2001 Plan from the 78,000,000 shares previously approved by our stockholders. If options granted under the 2001 Plan expire or otherwise terminate without being exercised, the shares of our common stock not acquired pursuant to such options again become available for issuance under the 2001 Plan. As of April 30, 2004, the closing price of our common stock as reported on the Nasdaq Stock Market was $80.03 per share.

TERMS OF OPTIONS

    Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. Prior to March 2004, the Board had the ability to grant nonstatutory stock options at an exercise price of up to a 15% discount to fair market value if the discount was expressly granted in lieu of a reasonable amount of salary or a cash bonus. In March 2004, the Board amended the 2001 Plan to provide that no options may be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (except in the context of a merger where such options replace outstanding options of a company we have acquired). Optionholders may pay the exercise price either in cash or, if allowed by the Board, by delivery of other shares of our common stock or in any other form of legal consideration acceptable to the Board.

    Option Exercise. Options granted under the 2001 Plan may become exercisable in cumulative increments, or vest, as determined by the Board, and the Board may accelerate the time during which an option may vest or be exercised. In addition, options may permit exercise prior to vesting, but in such event the optionholder will be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at the optionholder’s exercise price, should the optionholder’s service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the common stock otherwise issuable to the optionholder, by delivering already-owned shares of our common stock (or providing assurances of ownership and receiving shares on a net basis) or by a combination of these means.

    Term. The term of options will be 10 years or less, and options generally will terminate three months after termination of the optionholder’s service. If such termination is due to the optionholder’s disability, as determined under the 2001 Plan, the option generally may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination. If the optionholder dies during the option term, or within three months after termination of service other than for cause or because of disability, the option generally may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 18 months of the optionholder’s death. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

RESTRICTIONS ON TRANSFER

    In general, the optionholder may not transfer an incentive stock option other than by will or by the laws of descent and distribution. However, the Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement. If the option agreement does not provide for transferability, then the nonstatutory stock option is not transferable other than by will or by the laws of descent and distribution.

ADJUSTMENT PROVISIONS

    Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of our common stock subject to the 2001 Plan and to outstanding options. In that event, the Board will appropriately adjust the 2001 Plan as to the class and the maximum number of shares of our common stock subject to the 2001 Plan as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust outstanding options as to the class, number of shares and price per share of our common stock.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of our dissolution or liquidation, outstanding options will terminate immediately prior to the date of such event. However, outstanding options do not automatically terminate in the event of a change in control. A “change in control” means a sale, lease or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding options or substitute similar options. If it refuses to do so, then with respect to options held by optionholders whose service has not terminated, the vesting of such options (and, if applicable, the time during which such options may be exercised) will be accelerated in full. The unexercised portion of all outstanding options will terminate upon the change in control. The acceleration of an option in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT, REPRICING, AND TERMINATION

    The Board may amend, suspend or terminate the 2001 Plan at any time or from time to time. Stockholders initially approved the 2001 Plan at our 2001 Annual Meeting of Stockholders. Stockholder approval of any amendment to the 2001 Plan must be sought if necessary under applicable laws or regulations. Stockholder approval also must be sought for any material amendment to the 2001 Plan. However, the Board may submit any amendment to the 2001 Plan for stockholder approval at its discretion.

    In 2002, the Board amended the 2001 Plan to provide that prior stockholder approval is required before the Board may cancel an option and replace it with a new option or cash, reduce the exercise price of any option it has already granted under the 2001 Plan, or take any other action with respect to an outstanding option that is treated as a repricing under generally accepted accounting principles. The 2001 Plan terminates on March 21, 2011, unless sooner terminated.

FEDERAL INCOME TAX INFORMATION

    The following is a summary of the general federal income tax consequences of options granted under the 2001 Plan to persons subject to United States taxation. U.S. tax consequences to any particular individual may be different.

    Incentive Stock Options. Incentive stock options under the 2001 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. To date, no incentive stock options have been granted under the 2001 Plan.

    There generally are no federal income tax consequences to us or to the optionholder by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

    If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one year.

    Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

    To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    Nonstatutory Stock Options. There are no tax consequences to us or to the optionholder by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the optionholder elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

    Upon disposition of our stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the optionholder held our stock for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    Capital Gains. Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently generally 15% while the maximum ordinary income rate and short-term capital gains rate is effectively 35%. Slightly different rules may apply to participants who acquire stock subject to our repurchase right.

    Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will generally qualify as performance-based compensation if (i) the option is granted by a compensation committee composed solely of two or more “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, (iii) the plan is approved by the stockholders, and (iv) under the terms of the option, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant).

PARTICIPATION IN THE 2001 PLAN

    The grant of stock options under the 2001 Plan to executive officers, including the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Summary of Compensation,” is subject to the discretion of the Board. During 2003, all current executive officers as a group, including the Named Executive Officers, and all other employees as a group were granted options under the 2001 Plan to purchase 3,210,000 shares at a weighted average exercise price of $40.58 and 19,468,954 shares at a weighted average exercise price of $45.35, respectively. During this period, options to purchase an aggregate of 3,243,850 shares under the 2001 Plan were cancelled. Since the 2001 Plan’s inception, none of our current directors, with the exception of Ms. Whitman, has been granted options to purchase shares under the 2001 Plan. As of December 31, 2003, the weighted average exercise price of outstanding options under the 2001 Plan was $37.53. As of the date hereof, there has been no determination as to future awards under the 2001 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL 4

PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

    Our Board of Directors has adopted, subject to stockholder approval, an amendment and restatement of our Certificate of Incorporation attached as Appendix D to increase the authorized number of shares of common stock from 900,000,000 shares to 1,790,000,000 shares.

    The additional shares of common stock would have rights identical to the currently outstanding common stock. Adoption of the proposed amendment and any issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the outstanding number of shares of the common stock, such as dilution of the earnings per share and voting rights of current holders of common stock. In addition to the 657,360,256 shares of common stock outstanding at April 30, 2004, we have reserved 114,373,019 shares for issuance upon the exercise of options and rights granted or to be granted under our stock option and stock purchase plans.

    Our Certificate of Incorporation also authorizes 10,000,000 shares of preferred stock. There are no outstanding shares of preferred stock, and this amendment would not change the number of authorized shares of preferred stock.

    If this amendment to increase the authorized number of shares of common stock is approved by the stockholders, it will become effective when we file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

    In May 2000 and again in August 2003, we effected two-for-one stock splits in the form of a stock dividend. These stock splits used a substantial portion of the currently authorized 900,000,000 shares of common stock. Without increasing the number of authorized but unissued shares of common stock, we will be unable to effect any stock splits in the form of a stock dividend in the future. We believe that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs. We currently have no specific plans to issue the additional shares of common stock that would be authorized by this proposal. However, these shares will provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes, including similar stock dividends and the following:

•	raising capital;

•	providing equity incentives to employees, officers, or directors;

•	establishing strategic relationships with other companies; and

•	expanding our business or product lines through the acquisition of other businesses or products.

    We could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes in control or management. For example, without further stockholder approval, we could adopt a “poison pill” that would, under certain circumstances related to an acquisition of shares that we did not approve, give certain holders the right to acquire additional shares of common stock at a low price. We also could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. This proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations, and not by the threat of any hostile takeover attempt (nor are we currently aware of any such attempts directed at us). However, you should be aware that approval of this proposal could facilitate future efforts to prevent changes in control of the Board, including transactions in which you might otherwise receive a premium for your shares over then current market prices.

    The affirmative vote of the holders of a majority of the shares of common stock will be required to approve these amendments to our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    We have selected PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2004. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

    Our Bylaws do not require that the stockholders ratify the selection of PwC as our independent auditors. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board of Directors and the Audit Committee, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5.

AUDIT AND OTHER PROFESSIONAL FEES

    During the fiscal years ended December 31, 2002 and December 31, 2003, fees for services provided by PwC were as follows (in thousands):

	Year Ended
	December 31,

	2002	2003

Audit Fees	$1,195	$1,548
Audit-Related Fees	747	720
Tax Fees	19	65
All Other Fees	91	—

Total	$2,052	$2,333

    “Audit Fees” consisted of fees billed for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings. “Audit-Related Fees” consisted of fees billed for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax Fees” consisted of fees billed for tax payment planning and tax preparation services. Approximately 3% of Tax Fees for 2003 were approved by eBay’s Audit Committee after the provision of services pursuant to the “de minimis” services safe harbor exception for non-audit engagements. “All Other Fees” consisted of fees billed for services in connection with legal matters and technical accounting research.

    The Audit Committee of our Board of Directors has determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

AUDIT COMMITTEE PRE-APPROVAL POLICY

    The Audit Committee of our Board of Directors has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence or other permitted services not related to the services performed by PwC as our independent auditor, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services. Beginning with the first quarter of 2003, we have disclosed all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or annual report on Form 10-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

    We constitute the Audit Committee of the Board of Directors of eBay Inc. The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for the financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, eBay’s independent auditors, are responsible for planning and carrying out a proper audit of eBay’s financial statements, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles, reviews of eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

    During the last year, and earlier this year, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2003, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•	reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and discussed the financial statements with management;

•	conferred with PwC and with senior management of eBay regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the stockholders;

•	discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	obtained from PwC in connection with the audit a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

    The Audit Committee held 12 meetings in 2003. Throughout the year we conferred with PwC, eBay’s internal audit team and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

    We have discussed with PwC their independence from management and eBay, and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). We have also concluded that PwC’s provision to eBay and its affiliates of the non-

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, referred to as the 1933 Act, or the Exchange Act of 1934, as amended, referred to as the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

audit services described under “Audit and Other Professional Fees” above is compatible with PwC’s obligation to remain independent.

    We have also established procedures for the receipt, retention and treatment of complaints received by eBay regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

    After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board of Directors determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that Fred D. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors. In December 2002, the Board of Directors revised the Audit Committee Charter to reflect new rules and standards set forth in SEC regulations, as well as changes to Nasdaq listing standards. The Board of Directors made additional modifications to the revised Audit Committee Charter in May 2003 and March 2004. The Audit Committee Charter, as so amended, is attached as Appendix A to this Proxy Statement, and is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebay.com/governance/charter

-audit.cfm. Any future changes in the charter or key practices will also be reflected on the website.

    Based on our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2003. We have also recommended, and the Board has approved, the selection of PwC as our independent auditors for 2004.

AUDIT COMMITTEE

Fred D. Anderson*
Scott D. Cook**
Robert C. Kagle
Dawn G. Lepore

*	A member since July 17, 2003.

**	A member until September 18, 2003.

PROPOSAL 6

STOCKHOLDER PROPOSAL REQUESTING THE EXPENSING OF STOCK OPTIONS

    We have received a stockholder proposal from the International Brotherhood of Electrical Workers Pension Benefit Fund, 1125 Fifteenth Street NW, Washington, DC 20005. The IBEW Pension Fund has requested that we include the following proposal and supporting statement in this proxy statement, and if properly presented by the IBEW Pension Fund, this proposal will be voted on at our Annual Meeting. The IBEW Pension Fund beneficially owns 57,550 shares of our common stock. Our Board of Directors recommends that you vote against adoption of this proposal, and we ask stockholders to read management’s response, which follows the proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

STOCK OPTION EXPENSING PROPOSAL

    Resolved, that the stockholders of eBay Inc. (the “Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement by the IBEW Pension Fund

    Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

    Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

    “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

    Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings.

Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

    Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

    This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

MANAGEMENT STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

    On March 31, 2004, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a Proposed Accounting Standard (the “Proposed Standard”) that would require companies to estimate the fair value of employee stock options at the date of grant and recognize that fair value estimate as an operating expense. If approved in its current form, eBay would be required to begin expense recognition for employee stock options effective January 1, 2005. We are currently evaluating the provisions of the Proposed Standard and are prepared to comply fully with any final FASB statement.

    Regardless of the FASB’s ultimate conclusions as to the appropriate method of accounting for share-based compensation, we believe that employee stock options represent an appropriate and essential component of eBay’s overall compensation program. We grant options to substantially all employees and believe that this broad-based program helps us to attract, motivate, and retain high quality employees, to the ultimate benefit of our stockholders. For a more detailed discussion of eBay’s equity compensation philosophy, please see the Report of the Compensation Committee, below.

    While we share the proponent’s interest in providing an accurate presentation of our earnings, we do not believe that adopting a policy of expensing employee stock options before a final FASB standard is issued would make eBay’s financial statements either more reliable or transparent. To the contrary, because there is presently no clear consensus on a method to accurately and reliably value employee stock options, we believe that recognizing an expense for the estimated stock option value would make our financial statements less accurate and less comparable to those of companies that do not expense options. Accordingly, we do not believe it would be in our stockholders’ best interest to adopt a policy of expensing stock options prior to issuance of a final FASB standard.

    Consistent with the vast majority of public companies and in compliance with current generally accepted accounting principles, eBay has adopted an accounting policy that does not require expense recognition for employee stock options. However, we have consistently disclosed extensive information about the nature of our option grants and the estimated impact that expense recognition would have on our financial statements. We believe that disclosure of this type of information, particularly with respect to the significant and subjective estimates of fair value, are essential to a full understanding of our financial statements. You can find this information on pages 97 and 98 of our Annual Report on Form 10-K that was included with this proxy statement.

    The comment period for the Proposed Standard ends on June 30, 2004. We are committed to adopting whatever final rules the FASB may issue. In the interim, we believe that eBay and its stockholders are best served by retaining our current accounting policy with respect to employee stock options.

OUR EXECUTIVE OFFICERS

    Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of April 1, 2004.

Name	Age	Position

Margaret C. Whitman	47	President & Chief Executive Officer
Martin L. Abbott	36	Senior Vice President, Technology
Matthew J. Bannick	39	Senior Vice President and General Manager, Global Online Payments
William C. Cobb	47	Senior Vice President and General Manager, eBay International
Rajiv Dutta	42	Senior Vice President and Chief Financial Officer
Michael R. Jacobson	49	Senior Vice President, Legal Affairs, General Counsel & Secretary
Jeffrey D. Jordan	45	Senior Vice President, eBay North America
Lynn M. Reedy	48	Senior Vice President, Product, Development and Architecture
Maynard G. Webb, Jr.	48	Chief Operating Officer

    Margaret C. Whitman’s biography is set forth under the heading “Proposal 1 — Election of Directors — Nominees for Election for a Three-Year Term Expiring at Our 2007 Annual Meeting.”

    Martin L. Abbott serves eBay as Senior Vice President, Technology. He has served in that capacity since June 2003, and has served in a variety of executive positions at eBay since joining the company in October 1999. From March 1998 to September 1999, Mr. Abbott was employed by Gateway, Inc., a computer manufacturer, most recently as Director of IT Operations. Prior to joining Gateway, Mr. Abbott held various management and engineering positions at Motorola, Inc., an electronics and communications technology company, and was an officer in the U.S. Army. Mr. Abbott holds a B.S. degree from the United States Military Academy, an M.S. degree in Computer Engineering from the University of Florida and is a graduate of Harvard Business School’s executive education program.

    Matthew J. Bannick serves eBay as Senior Vice President and General Manager, Global Online Payments and Chief Executive Officer of PayPal. He has served in those capacities since October 2002. From December 2000 to October 2002, Mr. Bannick served as eBay’s Senior Vice President and General Manager, eBay International. From February 1999 to December 2000, Mr. Bannick served in a variety of other executive positions at eBay. From April 1995 to January 1999, Mr. Bannick was an executive for Navigation Technologies (NavTech), a leading provider of digital map databases for the vehicle navigation and internet mapping industries. Mr. Bannick was President of NavTech North America for three years and also served as Senior Vice President of Marketing and Vice President of Operations. From June 1992 to August 1992, Mr. Bannick served as a consultant for McKinsey & Company, a consulting firm, in Europe and from June 1993 to April 1995 in the U.S. Mr. Bannick also served as a U.S. diplomat in Germany during the period of German unification. Mr. Bannick holds a B.A. in Economics and International Studies from University of Washington and an M.B.A degree from the Harvard Business School.

    William C. Cobb serves eBay as Senior Vice President and General Manager, eBay International. He has served in that capacity since September 2002. From November 2000 to September 2002, Mr. Cobb served as eBay’s Senior Vice President, Global Marketing. From February 2000 to June 2000, Mr. Cobb served as the General Manager of Consumer Sales for Netpliance, Inc., an Internet-based content company. From July 1997 to February 2000, Mr. Cobb served as the Senior Vice President of International Marketing for Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.), a restaurant operator and franchiser. From August 1995 to July 1997, Mr. Cobb served as the Senior Vice President and Chief Marketing Officer for Pizza Hut, Inc., a division of Tricon Global Restaurants, Inc. From May 1994 to August 1995, Mr. Cobb served as Vice President of Colas for the Pepsi-Cola Company, a division of PepsiCo., Inc. Mr. Cobb holds a B.S. degree in Economics from the University of Pennsylvania and an M.B.A. degree from Northwestern University.

    Rajiv Dutta serves eBay as Senior Vice President and Chief Financial Officer. He has served in that capacity since January 2001. From August 1999 to January 2001, Mr. Dutta served as eBay’s Vice President of Finance and Investor Relations. From July 1998 to August 1999, Mr. Dutta served as eBay’s Finance director. From February 1998 to July 1998, Mr. Dutta served as the World Wide Sales Controller of KLA-Tencor, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, Mr. Dutta spent ten years, from January 1988 to February 1998, at Bio-Rad Laboratories, Inc., a manufacturer and distributor of life science and diagnostic products with operations in over 24 countries. Mr. Dutta held a variety of positions with Bio-Rad, including the group controller of the Life Science Group. Mr. Dutta holds a B.A. degree in Economics from St. Stephen’s College, Delhi University in India and an M.B.A. degree from the Drucker School of Management.

    Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP, specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

    Jeffrey D. Jordan serves eBay as Senior Vice President, eBay North America. He has served in that capacity since April 2000. From September 1999 to April 2000, Mr. Jordan served as eBay’s Vice President, Regionals and Services. From September 1998 to September 1999, Mr. Jordan served as Chief Financial Officer for Hollywood Entertainment Corporation, a video rental company, and President of their subsidiary, Reel.com. From September 1990 to September 1998, Mr. Jordan served in various capacities including most recently Senior Vice President and Chief Financial Officer of The Disney Store Worldwide, a subsidiary of The Walt Disney Company. Mr. Jordan holds a B.A. degree in Political Science and Psychology from Amherst College and an M.B.A. degree from the Stanford Graduate School of Business.

    Lynn M. Reedy serves eBay as Senior Vice President, Product, Development and Architecture. She has served in that capacity since June 2003. From February 2003 to May 2003, Ms. Reedy served as eBay’s Vice President, Product, Development and Architecture. From March 2002 to January 2003, Ms. Reedy served as eBay’s Vice President, Product. From November 1999 to February 2002, Ms. Reedy served as eBay’s Vice President, Product Development. From March 1993 to October 1999, Ms. Reedy was Senior Vice President and Chief Information Officer at Miller Freeman, Inc., a publishing and exhibition company. Ms. Reedy holds a B.S. degree from the University of Illinois and an M.B.A. from Santa Clara University.

    Maynard G. Webb, Jr. serves eBay as Chief Operating Officer. He has served in that capacity since June 2002. From August 1999 to June 2002, Mr. Webb served as President, eBay Technologies. From July 1998 to August 1999, Mr. Webb was Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer. From February 1995 to July 1998, Mr. Webb was Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. From June 1991 to January 1995, Mr. Webb was Director, IT at Quantum Corporation, a data storage company. Mr. Webb also serves on the board of directors of Gartner, Inc., a high technology research and consulting firm. Mr. Webb holds a B.A.A. degree from Florida Atlantic University.

EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table shows certain compensation earned during the fiscal years ending December 31, 2001, 2002 and 2003, by our Chief Executive Officer and four most highly-compensated executive officers (based on their total annual salary and bonus compensation), also referred to as the Named Executive Officers, at December 31, 2003.

Summary Compensation Table

						Long-Term and
	Annual Compensation					Other Compensation

						Number of
						Securities
Name and 2003					Other Annual	Underlying	All Other
Principal Positions	Fiscal Year	Salary(1)	Bonus(2)		Compensation(3)	Options(4)	Compensation(5)

Margaret C. Whitman	2003	$843,823	$1,229,132	(6)	$115,857	1,100,000	$3,164
President and Chief	2002	250,008	419,698	(6)	133,062	600,000	1,980
Executive Officer	2001	241,256	139,332		—	1,500,000	1,884
Maynard G. Webb, Jr.	2003	582,007	1,266,601	(7)	—	550,000	1,009
Chief Operating Officer	2002	531,250	837,154	(7)	—	300,000	1,104
	2001	500,000	646,137	(7)	—	1,000,000	384
Jeffrey D. Jordan	2003	439,345	858,793	(8)	—	300,000	790
Senior Vice President, eBay North	2002	345,102	739,762	(8)	—	270,000	672
America	2001	322,404	467,041	(8)	—	800,000	4,759
Matthew J. Bannick	2003	423,084	596,264	(9)	—	300,000	2,257
Senior Vice President and General	2002	334,086	472,540	(9)	15,987	280,000	2,173
Manager, Global Online Payments	2001	279,506	133,396		—	600,000	1,884
William C. Cobb	2003	382,519	368,899	(10)	—	250,000	2,173
Senior Vice President and General	2002	312,185	240,390	(10)	—	250,000	2,173
Manager, eBay International	2001	283,666	202,026	(10)	—	—	92,127

(1)	Effective March 1, 2003, all eligible employees of eBay, including certain of the Named Executive Officers, received an annual salary increase representing: (i) in the case of Ms. Whitman, a salary of $990,000 per annum; (ii) in the case of Mr. Webb, a salary of $600,024 per annum; (iii) in the case of Mr. Jordan, a salary of $470,208 per annum; (iv) in the case of Mr. Bannick, a salary of $450,144 per annum; and (v) in the case of Mr. Cobb, a salary of $400,080 per annum. Total salary amounts reported are lower than these annual salaries because lower salaries were in effect prior to March 1, 2003.

(2)	All 2003 bonuses represent amounts paid in 2003 and 2004 for services rendered in 2003, all 2002 bonuses represent amounts paid in 2002 and 2003 for services rendered in 2002, and all 2001 bonuses represent amounts paid in 2001 and 2002 for services rendered in 2001.

(3)	Represents: (i) in the case of Ms. Whitman for 2003, her personal use of eBay’s corporate aircraft, which is valued at rates prescribed under applicable IRS regulations; (ii) in the case of Ms. Whitman for 2002, her personal use of eBay’s corporate aircraft ($58,101), which is valued at rates prescribed under applicable IRS regulations, and of a corporate aircraft from an unaffiliated third-party vendor, which is valued at actual invoiced amounts ($74,961); and (iii) in the case of Mr. Bannick, costs associated with family transportation while Mr. Bannick worked out of our European offices during the summer of 2002.

(4)	Amounts have been adjusted to reflect all prior stock splits, including eBay’s two-for-one stock split that occurred on August 28, 2003.

(5)	Represents: (i) in the case of Mr. Jordan, a reimbursement for relocation expenses paid to him in 2001 ($2,875); (ii) in the case of Mr. Cobb, a reimbursement for relocation expenses paid to him in 2001 ($90,243); and (iii) in the case of each of the Named

Executive Officers, insurance premiums we paid with respect to group life insurance for their benefit and matching contributions under our 401(k) Plan (subject to the maximum of $1,500 per annum).

(6)	Represents for 2003, $1,159,132 paid under eBay’s Management Incentive Plan and an additional $70,000 bonus granted by the Compensation Committee in 2004 and, represents for 2002, $329,698 paid under eBay’s Management Incentive Plan and an additional $90,000 bonus granted by the Compensation Committee in 2003.

(7)	Represents for 2003, $620,501 paid under eBay’s Management Incentive Plan and $646,100 paid under Mr. Webb’s special retention plan, represents for 2002, $387,254 paid under eBay’s Management Incentive Plan and $449,900 paid under Mr. Webb’s special retention plan and represents for 2001, $290,927 paid under eBay’s Management Incentive Plan and $355,200 under Mr. Webb’s special retention plan. See “Certain Relationships and Related Transactions.”

(8)	Represents for 2003, $361,505 for 2003 paid under eBay’s Management Incentive Plan, $497,288 under Mr. Jordan’s special retention plans, represents for 2002, $202,212 paid under eBay’s Management Incentive Plan, $522,550 under Mr. Jordan’s special retention plans and $15,000 pursuant to our discretionary reward program, and represents for 2001, $153,041 paid under eBay’s Management Incentive Plan and $314,000 under Mr. Jordan’s special retention plan. See “Certain Relationships and Related Transactions.”

(9)	Represents for 2003, $346,264 paid under eBay’s Management Incentive Plan, $250,000 under Mr. Bannick’s special retention plan and Represents for 2002, $207,540 paid under eBay’s Management Incentive Plan, $250,000 under Mr. Bannick’s special retention plan and $15,000 pursuant to our discretionary reward program. See “Certain Relationships and Related Transactions.”

(10)	Represents for 2003, $298,899 paid under eBay’s Management Incentive Plan, $70,000 under Mr. Cobb’s special retention plan, represents for 2002, $170,390 paid under eBay’s Management Incentive Plan and $70,000 under Mr. Cobb’s special retention plan and represents for 2001, $132,026 paid under eBay’s Management Incentive Plan and $70,000 under Mr. Cobb’s special retention plan. See “Certain Relationships and Related Transactions.”

OPTION GRANTS DURING 2003

      The following table shows stock option grants received by our Named Executive Officers in 2003.

					Potential Realizable
					Value at Assumed
	Number of	Percentage of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(4)
	Options	Employees	Price Per	Expiration
Name	Granted(1)	during 2003(2)	Share(3)	Date	5%	10%

Margaret C. Whitman	1,100,000	4.1%	$44.04	03/18/13	$30,466,171	$77,207,260
Maynard G. Webb, Jr.	550,000	2.1	38.78	03/03/13	13,411,964	33,988,550
Jeffrey D. Jordan	300,000	1.1	38.78	03/03/13	7,315,617	18,539,209
Matthew J. Bannick	300,000	1.1	38.78	03/03/13	7,315,617	18,539,209
William C. Cobb	250,000	0.9	38.78	03/03/13	6,096,347	15,449,341

(1)	Options granted in 2003 were granted under the 2001 Plan. All options granted in 2003 to the Named Executive Officers were granted by our Board, are nonqualified stock options and are subject to a four-year vesting schedule, vesting 12.5% after six months and 1/48 per month thereafter. Amounts have been adjusted to reflect the two-for-one stock split effective on August 28, 2003.

(2)	Based on options to purchase 26,533,518 shares of our common stock granted to employees in 2003.

(3)	Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our Board on the date of grant. The exercise prices per share listed in the table above are rounded to the nearest cent. The exercise per share has been adjusted to reflect the two-for-one stock split effective on August 28, 2003.

(4)	Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a 5% annual rate of appreciation in our common stock over the ten-year term of the option and (ii) for the 10% column, a 10% annual rate of appreciation in our common stock over the ten-year term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the SEC and do not represent our estimate or projection of the future common stock price. The amounts in this table may not necessarily be achieved.

    The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2003 and the number of shares of our common stock subject to exercisable and unexercisable stock options held as of December 31, 2003, by each of the Named Executive Officers. The value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2003, which was $64.61.

Aggregate Option Exercises in 2003 and Values at December 31, 2003

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised Options		In-the-Money Options at
	Shares		at December 31, 2003(1)		December 31, 2003(3)
	Acquired on	Value
Name	Exercise(1)	Realized(2)	Exercisable(#)	Unexercisable(#)	Exercisable	Unexercisable

Margaret C. Whitman	—	—	1,168,750	2,031,250	$44,676,294	$66,169,756
Maynard G. Webb	800,000	$21,395,255	992,848	637,152	40,320,571	18,565,841
Jeffrey D. Jordan	440,664	10,729,467	824,045	416,389	27,107,751	12,613,256
Matthew J. Bannick	482,494	10,561,316	342,081	412,083	10,007,700	12,437,300
William C. Cobb	155,000	4,080,193	268,124	466,876	10,143,483	15,907,824

(1)	Amounts have been adjusted to reflect the two-for-one stock split effective on August 28, 2003.

(2)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(3)	Calculated using the fair market value of our common stock on December 31, 2003 ($64.61) less the exercise price of the option.

EQUITY COMPENSATION PLAN INFORMATION

    The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2003, including our 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Equity Incentive Plan, 1998 Directors Stock Option Plan, 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan, and 2003 Deferred Stock Unit Plan, as well as shares of our common stock that may be issued under individual compensation arrangements that were not approved by our stockholders, also referred to as our Non-Plan Grants. We refer to these plans and grants collectively as our Equity Compensation Plans. No warrants or rights are outstanding under any of the foregoing plans.

    As of April 30, 2004, there were 657,360,256 shares of eBay’s common stock outstanding. As of April 30, 2004, there were (i) 75,141,722 shares to be issued upon the exercise of outstanding options or awards under our Equity Compensation Plans at a weighted average exercise price of $41.15, and with a weighted average remaining life of 8.26 years, and (ii) 25,000 shares of restricted stock granted under our Equity Compensation Plans. As of April 30, 2004, there were 39,239,091 shares available for future grants under our Equity Compensation Plans.

				(c)
	(a)		(b)	Number of Securities Remaining
	Number of Securities to be		Weighted Average	Available for Future Issuance
	Issued Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by securityholders	66,898,984		$34.69	56,280,794 (1)
Equity compensation plans not approved by securityholders	845,000	(2)(3)(4)(5)(6)	$0.78	—

Total	67,743,984		$34.27	56,280,794

(1)	Includes 3,019,672 shares of our common stock remaining available for future issuance under our 1998 Employee Stock Purchase Plan, as amended, or the ESPP, as of December 31, 2003. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities available for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year, provided that the aggregate number of shares issued over the term of the plan does not exceed 18 million shares. An aggregate amount of 580,328 shares were purchased under the ESPP in 2003. None of our other plans has an “evergreen” provision.

(2)	Does not include 398 shares of our common stock, with a weighted average exercise price of $0.55 per share, to be issued upon exercise of outstanding options assumed by us under the Billpoint, Inc. 1999 Stock Option Plan, or the Billpoint Plan, in connection with our acquisition of Billpoint in 1999, as we cannot make subsequent grants or awards of our equity securities under the Billpoint Plan. Prior to our acquisition of Billpoint, the stockholders of Billpoint approved the Billpoint Plan. Our stockholders, however, did not approve the Billpoint Plan in connection with our acquisition of Billpoint.

(3)	Does not include 22,720 shares of our common stock, with a weighted average exercise price of $21.0711 per share, to be issued upon exercise of outstanding options assumed by us under the Half.com, Inc. 1999 Equity Compensation Plan, or the Half.com Plan, in connection with our acquisition of Half.com in 2000, as we cannot make subsequent grants or awards of our equity securities under the Half.com Plan. Prior to our acquisition of Half.com, the stockholders of Half.com approved the Half.com Plan. Our stockholders, however, did not approve the Half.com Plan in connection with our acquisition of Half.com.

(4)	Does not include 11,154 shares of our common stock, with a weighted average exercise price of $0.14 per share, to be issued upon exercise of outstanding options assumed by us under the Confinity, Inc. 1999 Stock Plan, or the Confinity Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the Confinity Plan. The Confinity Plan was assumed by PayPal in connection with its merger with Confinity in 2000. Prior to our acquisition of PayPal and PayPal’s merger with Confinity, the stockholders of Confinity approved the Confinity Plan. Our stockholders, however, did not approve the Confinity Plan in connection with our acquisition of PayPal.

(5)	Does not include 219,395 shares of our common stock, with a weighted average exercise price of $1.53 per share, to be issued upon exercise of outstanding options assumed by us under the X.com Corporation 1999 Stock Plan, or the X.com Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the X.com Plan. Prior to our acquisition of PayPal, the stockholders of PayPal approved the X.com Plan. Our stockholders, however, did not approve the X.com Plan in connection with our acquisition of PayPal.

(6)	Does not include 1,207,404 shares of our common stock, with a weighted average exercise price of $17.46 per share, to be issued upon exercise of outstanding options assumed by us under the PayPal, Inc. 2001 Equity Incentive Plan, or the PayPal Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the PayPal Plan. Prior to our acquisition of PayPal, the stockholders of PayPal approved the PayPal Plan. Our stockholders, however, did not approve the PayPal Plan in connection with our acquisition of PayPal.

    The only outstanding Non-Plan Grant as of December 31, 2003 involved the Board’s grant of an option to purchase 1,800,000 shares of our common stock at an exercise price of $0.78 to Mr. Cook upon his joining our Board in June 1998 as an independent director. At the time of this Non-Plan Grant, the company was not yet public and members of our Board and their affiliates beneficially owned in excess of 90% of our then outstanding equity and voting interests. This Non-Plan Grant has been previously disclosed in our initial public offering Prospectus filed with the SEC on September 25, 1998 under the headings “Management — Director Compensation” and “— Compensation Arrangements.” The terms and conditions of this Non-Plan Grant are identical to the terms of our 1997 Stock Option Plan, a copy of which was filed as an exhibit to our S-1 Registration Statement (No. 33-59097) filed in connection with our initial public offering.

    The options granted to Mr. Cook were non-qualified options and were immediately exercisable, with a term of 10 years. The options vested as to 25% of the underlying shares in June 1999 and as to 2.08% of the shares each month thereafter until they fully vested in June 2002. Mr. Cook exercised options to purchase 240,000 shares in 2002 and exercised options to purchase an additional 715,000 shares during 2003. As of December 31, 2003, options to purchase 845,000 shares remain outstanding under the Non-Plan Grant.

Employment Agreements, Change-in-Control Arrangements, and Retention Bonus Plans

    We do not have long-term employment agreements or change-in-control arrangements with any of our executive officers, nor are any of our executive officers covered by any pension plan or deferred compensation plan. “Certain Relationships and Related Transactions” contains descriptions of the special retention bonus plans that we have entered into with certain of our executive officers.

Compensation of Directors

    New directors who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property), and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board will vest as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48 of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay.

    Non-employee directors are also eligible to participate in the 1998 Directors Stock Option Plan, also referred to as the Directors Plan. Option grants under the Directors Plan are automatic and non-discretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director is granted an option to purchase 15,000 shares of eBay common stock at the time of each annual meeting if he or she has served continuously as a member of the Board since the date elected. All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48 of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay.

    Non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $10,000 per year, and all other committee chairs receive an additional $5,000 per year. Each non-employee director also receives meeting fees of $2,000 for each Board meeting and $1,000 for each committee meeting he or she attends.

Report of the Compensation Committee of the Board of Directors

on Executive Compensation(1)

    We constitute the Compensation Committee of the Board of Directors of eBay Inc. We are all independent, non-employee directors and none of us has ever been an officer or employee of eBay. We are responsible for the design, administration, and oversight of the compensation and benefits programs for eBay’s executive officers, including the CEO.

    The goals of eBay’s compensation program are to align compensation with business objectives and performance and to enable eBay to attract, retain and reward executive officers and other key employees who contribute to eBay’s long-term success and to motivate them to enhance long-term stockholder value. To meet these goals, we employ a mix of total compensation elements currently composed of base salary, cash bonus and stock options as long term incentives.

    In 2003, eBay’s pay positioning strategy was to target total annual cash (i.e., base salary and short-term incentives) at median competitive levels. Given eBay’s superior performance, long-term incentive awards were positioned at approximately the 75th percentile of competitive levels. The result, in aggregate, was that total direct compensation was positioned between the 50th and 75th percentile of the competitive market. This positioning reflected eBay’s growth, stage of development, compensation strategy and strong performance.

    The Committee retains an independent consulting firm as an advisor and resource to help develop and execute the company’s total compensation strategy. To provide us with information for making external compensation comparisons, our independent consultant provides us with competitive data for each executive position by analyzing proprietary surveys and publicly disclosed documents of selected high-tech and consumer-product companies, taking into consideration eBay’s size, scope of operations, and business focus. Some, but not all, of these companies are included in the indices shown in our performance graph under the heading “Performance Measurement Comparison.”

    Base Salary. Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. We meet at least annually to review and approve each executive officer’s salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices (which is the primary determinant of the range within which individual salaries are set); individual performance against goals; levels of responsibility; breadth of knowledge; and prior experience. For 2003, based in part on external comparisons and recommendations by the CEO (for non-CEO executive officer compensation), we increased the salary levels of some of our executive officers beginning March 1, 2003. We set the base salaries of our executive officers (other than our CEO) in a range from $300,000 to $600,000. As reported last year in the company’s proxy statement for eBay’s 2003 Annual Meeting, Meg Whitman’s salary was increased to $990,000 effective March 1, 2003.

    Bonus. In 2003, payments made through eBay’s bonus plan were variable and designed to reward participants quarterly based on company financial and individual performance. The management incentive plan (MIP) for our officers (including our executive officers) provides for quarterly bonuses based upon financial targets set by our Committee for each quarter and on achievement of quarterly individual goals, so long as minimum financial performance thresholds have been met and an annual bonus based solely on attainment of annual financial targets. The financial performance measures for the plan in 2003 were pro-forma net income and net revenue. The Committee believes these goals are the strongest drivers of long-term value for the company.

    In 2003, quarterly bonus amounts could range from 0% to 160% of an executive’s target opportunity, based on financial and individual performance in that quarter. One-fifth of the total annual target was allocated to each quarter and one-fifth was based on annual financial performance, measured by pro forma net income and net revenues. The maximum that could be paid on the annual component was 250% of target. Total annual target bonus amounts for the named executive officers (other than the CEO) were 50% to 65% of base salary depending upon position. The target bonus amount for our CEO was 100%.

    In 2003, eBay exceeded financial targets for every quarter, which contributed, along with individual performance, to quarterly bonus payments for eBay executives ranging from 0% to 160% of quarterly target opportunity. Based on eBay’s 2003 performance, the annual component for all executives, including the CEO, was paid out at 238%.

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

    In 2003, payments were made to several executives in accordance with the terms of the special retention plans and other bonus plans established for these officers in prior years. The individual payments made are shown in the Summary Compensation Table.

    In January of 2004, the Committee modified the executive MIP for 2004, placing more emphasis on the annual measurement of performance and completing a two year process of moving total cash compensation (salary plus target bonus) to median competitive levels. Total annual target bonus amounts for executive officers (other than the CEO) will be 60-75% of base salary, depending on the position. 50% of the 2004 bonus target will be based on annual performance and 50% (12.5% per quarter) will be based on quarterly performance. As was the case in 2003, quarterly bonus payments will be based on attainment of financial and individual goals and the annual payment will be based solely on attainment of financial goals. The executive MIP payments can range from 0-160% of target opportunity for the quarterly bonus payments and from 0-200% of target opportunity for the annual payment.

    Stock Options. eBay’s stock option plans are designed to align participants with the long-term interests of eBay’s stockholders and to provide a total compensation opportunity commensurate with company performance. Initial grants of stock options are generally made to eligible employees upon commencement of employment. Following the initial hire, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. Stock options under the option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our option grants are set at 100% of the fair market value of our common stock on the date of grant.

    In 2003, as an integral component of its long-term strategic planning process, eBay evaluated a number of factors impacting its employee compensation philosophy, including the company’s stage of growth, competitive environment, business complexity and market opportunity. One of the key conclusions from this process was that eBay continues to operate in a high growth/ high opportunity environment that is subject to rapid change, high-complexity and a multitude of business risks.

    To continue its record of success in this challenging environment, the Company believes that its compensation practices must remain competitive with practices of peer group companies with similar growth rates and long-term opportunities. In particular, the company believes it must maintain its ability to effectively compete with other high growth companies including smaller public and private companies for the entrepreneurial, highly-motivated and innovative employees considered essential to its growth strategy.

    Based on employee focus groups, external benchmarking surveys and consultations with an independent consulting firm, eBay concluded that retaining the use of employee stock options was an extremely important element of total compensation allowing it to maintain its competitive position and to attract the caliber of employee essential to its long-term growth strategy.

    In 2003, eBay also engaged an independent consulting firm to conduct a thorough review of market practices related to the average annual gross dilution from employee stock option grants and market trends anticipated for 2004 through 2005. This study recommended a gross dilution rate of 4% for employee stock option grants during 2004, including grants to existing employees and grants associated with anticipated growth in eBay’s employee base. The company expects that approximately 50% of 2004 option grants will go to new employees and that grants to existing employees during 2004 will reflect an approximate 50% reduction in grant guidelines from split-adjusted 2003 levels. The company believes that the 4% gross dilution rate is competitive with current market conditions given both the Company’s excellent results and its compensation philosophy. The recommendation was presented to, and approved by, the Committee in September 2003.

    Initial stock option grants and “follow-on” (periodic) option grants for plan participants are generally determined within ranges established for each job level. These ranges are established based on the company’s desired pay positioning relative to the competitive market. Initial option grants for specific individuals also take into account specific recruitment needs. Follow-on option grants to specific individuals are based upon a number of factors, including performance of the individual, job level, future potential, competitive external levels, and past option grants. eBay generally makes follow-on grants for its employees (including officers) once a year in the first quarter. The Board of Directors has delegated the authority to make option grants to non-officers to a Non-Officer Stock Option Grant Committee consisting of Ms. Whitman.

    CEO Compensation. Similar to other eBay employees, Ms. Whitman’s quarterly bonus awards were determined based on eBay’s financial performance and her individual performance and Ms. Whitman’s annual bonus award was determined based on eBay’s annual financial performance. To determine individual performance, the Committee considered several factors. These were the attainment of eBay’s strategic objectives and growth initiatives, including our acquisitions, and her leadership of the company’s management throughout the year. As noted above, eBay exceeded its financial targets each quarter of 2003. Accordingly, taking financial and individual performance into account, Ms. Whitman received an aggregate annual bonus of 137% of her base salary, as compared to a target opportunity of 100%. In addition, at the end of the year, consistent with the Company’s past practice, Ms. Whitman received an additional bonus of $70,000 to cover any income taxes relating to personal use of the Company’s aircraft during the year.

    As was described more fully in the Company’s 2003 proxy, during the first quarter of 2003, the Committee considered Ms. Whitman’s compensation for 2003. The Committee determined it would be appropriate to apply similar criteria to Ms. Whitman as it applied to other executive officers. Accordingly, it increased Ms. Whitman’s salary to $990,000, effective March 1, 2003. Ms. Whitman’s bonus target was set at 100%. In March 2003, Ms. Whitman was also granted an option to purchase 1,100,000 shares (taking into account the Company’s 2 for 1 stock split in August 2003), vesting over four years.

    During the first quarter of 2004, the Committee considered Ms. Whitman’s compensation for 2004. To assist it in its determination, it again received advice from its independent compensation consultant. In light of the Company’s continued extraordinary financial results, Ms. Whitman’s success in growing the Company’s organization and management team in tandem with the Company’s growth, Ms. Whitman’s own preference for long term compensation over increases in other forms of compensation, and the Committee’s desire to make Ms. Whitman’s 2004 option grant more than 50% of her 2003 split-adjusted option grant given the Company’s 2003 results, the Committee increased Ms. Whitman’s salary to $995,000, kept her bonus target at 100% and granted her an option to purchase 600,000 shares, vesting over four years.

    Section 162(m). eBay is limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Although the Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Committee believes it to be in the best interests of the company and its stockholders. In 2003, due primarily to bonus payments related to individual and company performance as well as payments under retention plans created in prior years for Mr. Webb and Mr. Jordan, a portion of the cash compensation of Mr. Webb, Mr. Jordan and Ms. Whitman was not deductible. In 2004, we expect that a portion of Mr. Webb’s, Mr. Jordan’s and Ms. Whitman’s cash compensation will again exceed the Section 162(m) limitation and not be deductible.

    Summary. Through the plans described above, a significant portion of our compensation program for our executive officers (including our CEO) is contingent upon individual and eBay performance, and realization of benefits by our CEO and the other executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance. We will continue to review executive compensation programs periodically and will consider new and revised programs, as appropriate, to ensure the interests of stockholders are served.

COMPENSATION COMMITTEE

Philippe Bourguignon
Robert C. Kagle
Thomas J. Tierney

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of our Board are Philippe Bourguinon, Robert C. Kagle, and Thomas J. Tierney. No member of our Board’s Compensation Committee is or was formerly an officer or an employee of eBay. No interlocking relationship exists between our Board and its Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

PERFORMANCE MEASUREMENT COMPARISON(1)

      The graph below shows the cumulative total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) on December 31, 1998 in (i) our common stock, (ii) the Nasdaq National Market Index, (iii) the S&P 500 Index and (iv) the Goldman Sachs Internet Index. We were added to the S&P 500 Index on July 19, 2002. The Goldman Sachs Internet Index is a modified-capitalization weighted index of 9 stocks representing the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. Our stock price performance shown in the graph below is not indicative of future stock price performance.

(1) The material in this section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

    In August 2000, Mr. Webb, our Chief Operating Officer, entered into a four-year term loan with us at an interest rate of 6.37% per annum, with 10%, 15%, 25% and 50% of principal on the loan due on each of the first, second, third and fourth anniversary of the loan’s issue date, respectively. The principal amount on the loan was approximately $2,169,800, which amount represented the principal and accrued interest due at the end of a one-year term loan entered into in August 1999 between Mr. Webb and us shortly after his relocation to San Jose as a result of his joining eBay in 1999, and was secured by Mr. Webb’s principal place of residence. In January 2001, we entered into a special retention bonus plan with Mr. Webb, under which Mr. Webb received bonus payments in August of 2001, 2002, and 2003 and remains eligible to receive a bonus payment in August 2004 if he is then employed by us. Payment amounts under Mr. Webb’s bonus plan are $355,200 for 2001, $449,900 for 2002, $646,100 for 2003 and $1,154,000 for 2004, and the terms of the bonus plan allowed those amounts to be used to pay principal and interest owed to us under the terms of his loan. In August 2001 and August 2002, in accordance with the terms of his loan, Mr. Webb paid down $355,200 and $449,900, respectively, of principal and accrued interest on the loan. In January 2003, Mr. Webb prepaid in full the principal and accrued interest on his loan in the amount of approximately $1,670,800. Mr. Webb’s maximum indebtedness to eBay during 2003 was $1,670,800.

    In May 2000, Mr. Jordan, our Senior Vice President, eBay North America, entered into two four-year term loans with us at an interest rate of 6.40% per annum, with principal and accrued interest payable on each loan in equal installments on each anniversary. The principal amounts on the loans were $1,000,000 and $900,000, respectively, with the loan amounts secured by Mr. Jordan’s principal place of residence. In May 2000, we entered into a special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in May of 2001, 2002, and 2003 and remains eligible to receive a bonus payment in May 2004 if he is then employed by us. Payment amounts under this Mr. Jordan’s bonus plan are $314,000 for 2001, $298,000 for 2002, $282,000 for 2003, and $266,000 for 2004, the terms of the bonus plan allowed those amounts to pay principal and interest owed to us under the loans described in this paragraph. In July 2000, Mr. Jordan repaid in full the principal and accrued interest on the $900,000 term loan. In addition, in April 2001, Mr. Jordan entered into a four-year term loan with us at an interest rate of 4.94% per annum, with principal and accrued interest payable in equal installments on each anniversary of this loan. The principal amount on this loan was $750,000, with the loan amount secured by Mr. Jordan’s principal place of residence. In April 2001, we entered into a second special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in April of 2002, 2003 and 2004 and remains eligible to receive bonus payments in April 2005 if he is then employed by us. Payment amounts under this bonus plan with Mr. Jordan are $224,550 for 2002, $215,288 for 2003, $206,025 for 2004, and $196,763 for 2005, and the terms of the bonus plan allowed those amounts to be used to pay principal and interest owed to us under the loans described in this paragraph. In May 2001, May 2002, and May 2003, Mr. Jordan paid down $314,000, $298,000 and $282,000, respectively, of principal and accrued interest on his May 2000 loan. In April 2002 and April 2003, Mr. Jordan paid down $224,550 and $215,288, respectively, of principal and accrued interest on his April 2001 loan. In July 2003, Mr. Jordan prepaid in full the principal and accrued interest on both the May 2000 and April 2001 loans in the amounts of $252,762 and $380,380, respectively. Mr. Jordan’s maximum indebtedness to eBay during 2003 was $1,118,288.

    In March 2001, in connection with his relocation to San Jose as a result of his joining eBay in November 2000, Mr. Cobb, our Senior Vice President and General Manager, eBay International, entered into a four-year, non-interest bearing term loan with us in the amount of $840,000. The loan to Mr. Cobb is secured by his principal place of residence. Principal payments of $70,000 are due on the first, second and third anniversary, with a balloon payment of the remaining principal due on the fourth anniversary. In November 2000, we entered into a special retention bonus plan with Mr. Cobb under which Mr. Cobb received a $70,000 bonus payment in November of 2001, 2002 and 2003 and remains eligible to receive a bonus payment in November 2004 if he is then employed by us. In April 2002, we entered into a second special retention bonus plan with Mr. Cobb under which Mr. Cobb will receive a $280,000 bonus payment in November 2004 if he is then employed by us. Mr. Cobb may use these bonus payments to pay principal payments due under his loan. In each of November 2001, 2002 and 2003, Mr. Cobb paid down $70,000 of principal on his loan. Mr. Cobb’s maximum indebtedness to eBay during 2003 was $700,000. Mr. Cobb’s aggregate indebtedness to eBay as of April 1, 2004 was $630,000.

    In September 2002, we entered into a special retention bonus plan with Mr. Bannick. Under the terms of this bonus plan, Mr. Bannick received a $250,000 bonus payment after the closing of our acquisition of PayPal in October 2002 and upon his acceptance of the new position as our Senior Vice President and General Manager, Global Online Payments. In addition, the terms of the bonus plan provided for three performance-based bonus payments of up to $250,000 related primarily to the integration and performance of our PayPal subsidiary, payable on each of the nine months, 18 months, and 24 months after the October 2002 closing of the PayPal acquisition. Mr. Bannick received $250,000 payments in July 2003 and April 2004, and remains eligible to receive a bonus payment of up to $250,000 in October 2004.

    Mr. Omidyar, our Founder and the Chairman of our Board of Directors, and Mr. Skoll, a beneficial owner of more than 5% of our common stock, from time to time make their personal aircraft available to our officers for business purposes at no cost to us. The imputed cost of the aircraft use was not material to our Consolidated Financial Statements.

    Mr. Cook, a member of our Board of Directors, is a director and Chairman of the Executive Committee of the Board of Directors of Intuit. In September 2000, prior to eBay’s acquisition of PayPal, PayPal entered into a strategic marketing agreement with Intuit. The agreement was terminated in December 2002, and PayPal paid Intuit an early termination fee of $1,349,000 in January 2003 in accordance with the terms of the agreement. In addition, in July 2003, Intuit purchased Income Dynamics, Inc., a company with which eBay had a pre-existing data licensing agreement. Under the terms of eBay’s agreement with Income Dynamics, eBay recognized $156,251 of revenue in 2003, and expects to recognize revenue of up to $26,000 per month in 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the 1934 Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

      We believe that during the fiscal year ended December 31, 2003, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that one late Form 4 report was filed by each of Messrs. Bannick, Cobb, Dutta, Jacobson, Jordan, and Webb, and Mark Rubash, our Principal Accounting Officer, on March 7, 2003 to report stock options granted on March 3, 2003. In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

OTHER MATTERS

    The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

May 17, 2004

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2003 are available by visiting our investor relations website at http://investor.ebay.com/annual.cfm or free of charge by writing to Investor Relations, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

APPENDIX A

eBay Inc.

CHARTER OF THE AUDIT COMMITTEE

PURPOSES AND POLICY

    The Audit Committee shall provide assistance and guidance to the Board of Directors (the “Board”) of eBay Inc., a Delaware corporation (the “Company”), in fulfilling its oversight responsibilities to the Company’s stockholders with respect to (i) the Company’s corporate accounting and reporting practices, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, (v) the quality and integrity of the Company’s financial statements and reports, (vi) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, (vii) producing the report that the rules of the Securities and Exchange Commission (“SEC”) require be included in the Company’s annual proxy statement, and (viii) oversight of the Company’s Code of Business Conduct and Ethics as applied to the Company’s Directors and Executive Officers. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the independent auditors, the Company’s financial management and internal auditors.

COMPOSITION AND ORGANIZATION

    The Audit Committee shall consist of at least three members of the Board of Directors, each of whom (i) is “independent” under the rules of the National Association of Securities Dealers’ listing standards and the Sarbanes-Oxley Act of 2002, (ii) does not accept any consulting, advisory or other compensatory fee from the issuer other than in his or her capacity as a member of the Board or any committee of the Board, and (iii) is not an affiliate of the Company and does not own or control 20% or more of the Company’s voting securities, or such lower measurement as may be established by the SEC. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Audit Committee shall determine whether at least one member is an “audit committee financial expert,” as defined by Item 401(h) of SEC Regulation S-K.

    The members of the Audit Committee shall be appointed by the Board based upon nominations by the Company’s Corporate Governance and Nominating Committee. The members of the Audit Committee will be appointed by and serve at the discretion of the Board. The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Audit Committee. Without limiting the generality of the foregoing, the Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

    No Audit Committee member may receive any compensation from the Company other than (i) directors fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors, (ii) a pension or other deferred compensation for prior service that is not contingent on future service, and (iii) any other regular benefits that other directors receive. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

MEETINGS

      The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, it being understood that the Audit Committee will ordinarily meet quarterly in advance of the release of quarterly financial results. In addition, the Audit Committee will separately meet on a periodic basis with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

OVERSIGHT OF INDEPENDENT AUDITORS

    The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

    The independent auditors for the Company are accountable to the Board and the Audit Committee, as representatives of the stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolving disagreements between management and the auditors regarding financial reporting). The Audit Committee has the authority and responsibility to appoint, retain and terminate the Company’s independent auditors. The Company’s independent auditors shall report directly to the Audit Committee.

    The independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing (a) the auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (c) (to assess the auditors’ independence) all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and the matters set forth in the Independence Standards Board Standard No. 1.

    The independent auditors shall submit to the Audit Committee annually a formal written statement of the aggregate fees billed for each of the last two fiscal years in each of the following categories: (i) professional services rendered by the independent auditors for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of the Company’s financial statements; (iii) professional services rendered by the independent auditors for tax compliance, tax advice, and tax planning; and (iv) products and services provided by the independent auditors, other than services described in clauses (i), (ii), and (iii). The written statement shall describe the nature of the services comprising the fees disclosed under clauses (ii), (iii) and (iv).

DUTIES AND POWERS

    In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To carry out its purposes and to implement the policy of the Audit Committee, the Audit Committee shall have the following responsibilities, duties and powers:

    1.     With respect to independent auditors,

        (a) Decide whether to appoint, retain or terminate the Company’s independent auditors, including sole authority to approve all audit engagement fees and terms, including scope, extent and procedures of the audit and the compensation to be paid therefor, and to pre-approve all audit and non-audit services to be provided by the independent auditors and to consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors. The Audit Committee shall monitor and evaluate the auditors’ qualifications, performance and independence on an ongoing basis, and shall be directly responsible for overseeing the work of the independent auditors (including resolving disagreements between management and the auditor regarding financial reporting). In conducting such evaluations, the Audit Committee shall:

•	Evaluate, together with the Board, the qualifications, performance, and independence of the independent auditors and the lead audit partner and, if so determined by the Audit Committee, recommend that the Board replace the independent auditors or the lead partner;

•	Review the opinions of management and the Company’s internal auditors in assessing the independent auditor’s qualifications, performance and independence;

•	Discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, which rotation must occur not less than once every five years, and consider whether there should be a regular rotation of the audit firm itself; and

•	Ensure that the independent auditors prepare and deliver annually the Auditor’s Statement (it being understood that the independent auditors are responsible for the accuracy and completeness of the statement), review such statement, discuss with the independent auditors any relationships or services disclosed (such as the provision of non-audit related services) in the statement that may impact the quality of the audit services or the objectivity and independence of the Company’s independent auditors, and ensure that the statement delineates all relationships between the auditors and the Company and any other items that may be required by Independence Standards Board Standard No. 1;

        (b) Review, upon completion of the audit, the financial statements to be included in the Company’s Annual Report on Form 10-K;

        (c) Confer with the independent auditors and senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls;

        (d) Instruct the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

        (e) Discuss with the independent auditors the results of the annual audit, including the auditors’ assessment of the quality and conservatism, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements, and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted accounting standards; and

        (f) Obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences.

    2.     With respect to the internal accounting department,

        (a) Evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information;

        (b) As necessary, review the appointment or replacement of the chief accounting officer; and

        (c) Advise the chief accounting officer that he or she is expected to provide the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto.

    3.     With respect to financial reporting principles and polices and internal controls and procedures,

        (a) Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in Statement on Auditing Standards No. 61 (as codified by AU Section 380), as it may be modified or supplemented, including reports and communications related to:

•	deficiencies noted in the audit in the design or operation of internal controls;

•	consideration of fraud in a financial statement audit;

•	detection of illegal acts;

•	the independent auditors’ responsibility under generally accepted auditing standards;

•	any restriction on audit scope;

•	significant accounting policies;

•	significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

•	management judgments and accounting estimates;

•	any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

•	the responsibility of the independent auditors for other information in documents containing audited financial statements;

•	disagreements with management;

•	consultation by management with other accountants;

•	major issues discussed with management prior to retention of the independent auditors;

•	difficulties encountered with management in performing the audit;

•	the independent auditors’ judgments about the quality of the entity’s accounting principles;

•	reviews of interim financial information conducted by the independent auditors; and

•	the responsibilities, budget and staffing of the Company’s internal audit function;

        (b) Confer with the independent auditors, the internal audit team and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors, the internal audit team or senior management believe should be discussed privately with the Audit Committee;

        (c) Review with the Company’s General Counsel any significant legal, compliance or regulatory matters that could have a material impact on the Company’s financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

        (d) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

        (e) Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate;

        (f) Discuss the types of financial information and earnings guidance, and the types of presentations made, to analysts and rating agencies;

        (g) Establish hiring policies for employees and former employees of the independent auditors. These policies shall provide that no former employee of the independent auditors may become the Chief Executive Officer, Chief Financial Officer, Vice President of Internal Audit, Chief Accounting Officer or Controller (or serve in a similar capacity) if such person participated in any capacity in the Company’s audit within the one-year period preceding the date of the initiation of the audit;

        (h) Review the appointment and replacement of the senior internal auditing executive who shall report to the Audit Committee;

        (i) Determine the compensation for the senior internal auditing executive;

        (j) Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommendations regarding the internal audit;

        (k) Review the significant reports to management prepared by the internal auditing department and management’s responses;

        (l) Discuss earnings press releases;

        (m) Discuss the Company’s major financial risk exposures, the steps the Company has taken to monitor and control such exposures, and the Company’s financial risk assessment and risk management policies;

        (n) Discuss the Company’s treasury policies and other matters relating to its investments and cash management; and

        (o) Discuss the Company’s tax strategies and tax exposures.

    4.     With respect to reporting and recommendations,

        (a) Prepare the report and any other disclosures required by the rules of the SEC to be included in the Company’s annual proxy statement;

        (b) Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval;

        (c) Prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this Charter. The performance evaluation shall be conducted in such a manner as the Audit Committee deems appropriate. Any member of the Audit Committee may present the evaluation to the Board either orally or in writing;

        (d) Report to the Board of Directors on a regular basis and from time to time or whenever it shall be called upon to do so, and make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

        (e) Consider any reports submitted by the independent auditors required by any applicable law or regulation;

        (f) Meet with management, the independent auditors and, if appropriate, the chief accounting officer to discuss: the scope of the annual audit, the audited financial statements and quarterly financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements; any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and any significant disagreements with management; any “management letter” or “internal control” letter issued, or proposed to be issued; any major issues regarding accounting principles and financial statement presentations, including any significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

        (g) Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

        (h) Obtain from the independent auditors assurance that the audit was conducted in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.

    5.     Review and approve a Code of Business Conduct and Ethics with respect to the business conduct, ethics, and related party transactions (the “Code of Conduct”),

        (a) Periodically review the Code of Conduct applicable to the Company’s Directors, officers and employees;

        (b) Review all requests for waivers of the Code of Conduct involving Directors, members of the Executive Staff, and Senior Financial Advisors;

        (c) Review with Company personnel the Company’s programs designed to ensure compliance with the Company’s Code of Conduct; and

        (d) Review potential conflict of interest situations and approve all transactions required to be disclosed under Item 404 of SEC Regulation S-K.

    6.     Perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

    The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or independent counsel or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

APPENDIX B

eBay Inc.

1999 Global Equity Incentive Plan, as amended

Initial Stockholder Approval on May 23, 2000

Amendment adopted by the Board of Directors on March 14, 2002
Stockholder Approval of Amendment on June 5, 2002
Amendment Adopted by the Compensation Committee on March 18, 2004

Termination Date: None

    1.     PURPOSES.

        (a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees and Consultants of the Company and its Affiliates, in particular (but not limited to) those Employees and Consultants who are neither citizens nor residents of the United States of America.

        (b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Stock Options, (ii) stock bonuses, and (iii) rights to acquire restricted stock.

        (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

    2.     DEFINITIONS.

        (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and any other entity which is controlled, directly or indirectly, by the Company.

        (b) “Board” means the Board of Directors of the Company.

        (c) “Code” means the United States Internal Revenue Code of 1986, as amended.

        (d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

        (e) “Common Stock” means the common stock of the Company.

        (f) “Company” means eBay Inc., a Delaware corporation.

        (g) “Consultant” means any natural person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services, or (ii) who is a member of the Board of Directors or comparable governing body of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors. In addition, the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

        (h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

        (i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

        (j) “Director” means a member of the Board of Directors of the Company.

        (k) “Disability” means the inability of a natural person to continue to perform services for the Company or any Affiliate of the type previously performed prior to the occurrence of such Disability, whether as a result of physical and/or mental illness or injury, as determined by a physician acceptable to the Company, for a period that is expected to be of a duration of no less than six (6) months.

        (l) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

        (m) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

        (n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

            (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

            (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

        (o) “Non-Employee Director” means a Director who either (i) is not a current Employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

        (p) “Option” means an option granted pursuant to Section 6 of the Plan.

        (q) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        (r) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        (s) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation”, and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

        (t) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

        (u) “Plan” means this eBay Inc. 1999 Global Equity Incentive Plan, as it may be duly amended from time to time.

        (v) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act of any successor to Rule 16b-3, as in effect from time to time.

        (w) “Securities Act” means the United States Securities Act of 1933, as amended.

        (x) “Stock Award” means any right granted under the Plan, including an option, a stock bonus and a right to acquire restricted stock.

        (y) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

    3.     ADMINISTRATION.

        (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

        (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

            (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient in its sole discretion to make the Plan fully effective.

            (iii) To amend the Plan or a Stock Award as provided in Section 12.

            (iv) To terminate or suspend the Plan as provided in Section 13.

            (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient in its sole discretion to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

        (c) Delegation to Committee.

            (i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of one (1) or more members of the Board any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

            (ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

        (d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by anyone and shall be final, binding and conclusive on all Participants and any other person having an interest in such determination, interpretation or construction.

    4.     SHARES SUBJECT TO THE PLAN.

        (a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate twenty six million (26,000,000)1 shares of Common Stock. No more than one million (1,000,000) of such shares of Common Stock (subject to adjustment as provided in Section 11) may be awarded under the Plan in the aggregate in respect of the Stock Awards pursuant to Section 7 for which a Participant pays less than Fair Market Value per share on the date of grant.

        (b) Reversion of Shares to the Share Reserve. If any Stock Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Option shall revert to and again become available for issuance under the Plan. If an Optionholder exercises an Option by attesting to the ownership of shares of Common Stock in accordance with the provisions of Section 6(b) below, the gross number of shares issued to the Optionholder shall nonetheless be deducted from the share reserve.

        (c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

    5.     ELIGIBILITY.

        (a) Eligibility for Specific Stock Awards. Stock Awards may be granted to Employees and Consultants.

        (b) Consultants.

            (i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8.

            (ii) Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

        (c) Section 162(m) Limitation. Notwithstanding the provisions of subsection 5(a) hereof and subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than two million (2,000,000)2 shares of Common Stock during any calendar year.

    6.     OPTION PROVISIONS.

        Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

        (a) Exercise Price. The exercise price of each Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

1 Denotes that such share number reflects the stock splits of eBay’s common stock occurring in 5/00 and 8/03.

[2]	Denotes that such share number reflects the stock split of eBay’s common stock occurring in 8/03.

        (b) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board: (1) by delivery to the Company, or attestation to the Company of ownership, of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, whether through the use of a promissory note or otherwise, or (3) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

    Unless otherwise specifically provided, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company, or attestation to the Company of ownership, of other Common Stock shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

        (c) Transferability. An Option shall be transferable to the extent provided in the Option Agreement. If the Option does not provide for transferability, then the Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        (d) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(d) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

        (e) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

        (f) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option, or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

        (g) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

        (h) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

        (i) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

    7.     PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

        (a) Stock Bonus Awards. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i) Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

            (ii) Vesting. Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share reacquisition right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

            (iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

            (iv) Transferability. Rights to acquire shares under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

        (b) Restricted Stock Purchase Awards. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i) Purchase Price. The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement.

            (ii) Consideration. The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, whether through the use of a promissory note or otherwise; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

            (iii) Vesting. Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

            (iv) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

            (v) Transferability. Rights to acquire shares under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

    8.     COVENANTS OF THE COMPANY.

        (a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

        (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

    9.     USE OF PROCEEDS FROM STOCK.

      Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

    10. MISCELLANEOUS.

        (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Option may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

        (b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Option or receipt of other type of Stock Award pursuant to its terms.

        (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, for any reason or no reason, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

        (d) Investment Assurances. The Company may require a Participant, as a condition of exercising a Stock Option or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and/or (iii) to give such other written assurances as the Company shall determine are necessary, desirable or appropriate to comply with applicable securities regulation and other governing law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

        (e) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any tax withholding obligation arising under the laws or regulations of any country, state or local jurisdiction relating to the exercise of a Stock Option or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be required to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

    11. ADJUSTMENTS UPON CHANGES IN STOCK.

        (a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

        (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

        (c) Corporate Transaction. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume or continue any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) at or prior to such event.

    12. AMENDMENT OF THE PLAN AND STOCK AWARDS.

        (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary under applicable laws or regulations.

        (b) Stockholder Approval. The Board may, in its sole discretion, submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees. Notwithstanding any provision of the Plan to the contrary, the Board shall not, without prior stockholder approval, (A) reduce the exercise price of any outstanding Option under the Plan, (B) cancel any outstanding Option under the Plan and grant in substitution therefor, on either an immediate or delayed basis, a new Option under the Plan covering the same or a different number of shares of Common Stock or cash, or (C) take any other action with respect to any outstanding Option under the Plan that is treated as a repricing of such Option pursuant to generally accepted accounting principles.

        (c) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

        (d) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant, and (ii) the Participant consents in writing.

    13. TERMINATION OR SUSPENSION OF THE PLAN.

        (a) Plan Term. The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect, except with the written consent of the Participant.

    14. EFFECTIVE DATE OF PLAN.

        The Plan shall become effective upon adoption by the Board.

    15. CHOICE OF LAW.

        The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX C

eBay Inc.

2001 EQUITY INCENTIVE PLAN, AS AMENDED

INITIAL STOCKHOLDER APPROVAL ON MAY 25, 2001

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 14, 2002
STOCKHOLDER APPROVAL OF AMENDMENT ON JUNE 5, 2002
AMENDMENT RATIFIED BY THE COMPENSATION COMMITTEE AS OF MARCH 18, 2003
STOCKHOLDER APPROVAL OF AMENDMENT ON JUNE 26, 2003
AMENDMENT ADOPTED BY THE COMPENSATION COMMITTEE ON MARCH 18, 2004

TERMINATION DATE: MARCH 21, 2011

1.	PURPOSES.

    (a) Eligible Option Recipients. The persons eligible to receive Options are the Employees, Directors and Consultants of the Company and its Affiliates.

    (b) Available Options. The purpose of the Plan is to provide a means by which eligible recipients of Options may be given an opportunity to benefit from increases in value of the Common Stock through the granting of (i) Incentive Stock Options and (ii) Nonstatutory Stock Options.

    (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Options, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	DEFINITIONS.

    (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and any other entity which is controlled, directly or indirectly, by the Company.

    (b) “Board” means the Board of Directors of the Company.

    (c) “Code” means the United States Internal Revenue Code of 1986, as amended.

    (d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

    (e) “Common Stock” means the common stock of the Company.

    (f) “Company” means eBay Inc., a Delaware corporation.

    (g) “Consultant” means any natural person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services, or (ii) who is a member of the Board of Directors or comparable governing body of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors. In addition, the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

    (h) “Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Optionholder’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s service with the Company or an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

    (i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

    (j) “Director” means a member of the Board of Directors of the Company.

    (k) “Disability” means the inability of a natural person to continue to perform services for the Company or any Affiliate of the type previously performed prior to the occurrence of such Disability, whether as a result of physical and/or mental illness or injury, as determined by a physician acceptable to the Company, for a period that is expected to be of a duration of no less than six (6) months.

    (l) “Employee” means any person employed for tax purposes by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

    (m) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

    (n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

        (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

        (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

    (o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    (p) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

    (q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

    (r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    (s) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6 of the Plan.

    (t) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

    (u) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

    (v) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

    (w) “Plan” means this eBay Inc. 2001 Equity Incentive Plan, as amended.

    (x) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

    (y) “Securities Act” means the United States Securities Act of 1933, as amended.

    (z) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.

    (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

    (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

        (i) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; what type or combination of types of Option shall be granted; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Option; and the number of shares of Common Stock with respect to which an Option shall be granted to each such person.

        (ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

        (iii) To amend the Plan or an Option as provided in Section 11.

        (iv) To terminate or suspend the Plan as provided in Section 12.

        (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient in its sole discretion to promote the best interests of the Company and its stockholders that are not in conflict with the provisions of the Plan.

    (c) Delegation to Committee.

        (i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of one (1) or more members of the Board any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

        (ii) Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Options to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Options to eligible persons who are not then subject to Section 16 of the Exchange Act.

    (d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by anyone and shall be final, binding and conclusive on all Optionholders and any other person having an interest in such determination, interpretation or construction.

4.	SHARES SUBJECT TO THE PLAN.

    (a) Share Reserve. Subject to the provisions of Section 10 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Options shall not exceed in the aggregate Ninety Six Million (96,000,000)1 shares of Common Stock.

    (b) Reversion of Shares to the Share Reserve. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan. If an Optionholder exercises an Option by attesting to the ownership of shares of Common Stock in accordance with the provisions of Section 6(c) below, only the net number of additional shares issued to the Optionholder shall be deducted from the share reserve.

    (c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.

    (a) Eligibility for Specific Options. Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted to Employees, Directors and Consultants.

    (b) Non-Employee Directors. Notwithstanding the provisions of subsection 5(a) hereof, a Director who is not an Employee only may be granted nondiscretionary Options that the Stockholders have approved as to the following option provisions: Number of shares, date of automatic grant, term, exercise price, consideration, vesting schedule, exercise schedule, and the post-termination exercise periods.

    (c) Ten Percent Stockholders. Notwithstanding the provisions of subsection 5(a) hereof, a Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

    (d) Section 162(m) Limitation. Notwithstanding the provisions of subsection 5(a) hereof and subject to the provisions of Section 10 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than Two Million (2,000,000)1 shares of Common Stock during any calendar year.

    (e) Consultants. Notwithstanding the provisions of subsection 5(a) hereof, a Consultant shall not be eligible for the grant of an Option if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8.

6.	OPTION PROVISIONS.

      Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

    (a) Term. Subject to the provisions of subsection 5(c) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

[1]	Denotes that such share number reflects the stock split of eBay’s common stock occurring in 8/03.

    (b) Exercise Price.

        (i) Subject to the provisions of subsection 5(c) regarding Ten Percent Stockholders and subsection 6(b)(ii) below, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

        (ii) An Option may be granted with an exercise price lower than that set forth in subsection 6(b)(i) above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

    (c) Consideration.

        (i) The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company, or attestation to the Company of ownership, of other Common Stock or (2) in any other form of legal consideration that may be acceptable to the Board.

        (ii) Unless otherwise specifically provided, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company, or attestation to the Company of ownership, of other Common Stock shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

    (d) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (e) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (f) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

    (g) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

    (h) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

    (i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

    (j) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

7.     COVENANTS OF THE COMPANY.

    (a) Availability of Shares. During the terms of the Options, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Options.

    (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any Common Stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options unless and until such authority is obtained.

8.     USE OF PROCEEDS FROM STOCK.

    Proceeds from the sale of Common Stock pursuant to Options shall constitute general funds of the Company.

9.     MISCELLANEOUS.

    (a) Stockholder Rights. No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Option unless and until such Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms.

    (b) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionholder any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, for any reason or no reason, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

    (c) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

    (d) Investment Assurances. The Company may require an Optionholder, as a condition of exercising an Option or acquiring Common Stock under any Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring Common Stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and/or (iii) to give such other written assurances as the Company shall determine are necessary, desirable or appropriate to comply with applicable securities regulation and other governing law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

    (e) Withholding Obligations. To the extent provided by the terms of an Option Agreement, the Optionholder may satisfy any tax withholding obligation arising under the laws or regulations of any country, state or local jurisdiction relating to the exercise or acquisition of Common Stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of Common Stock under the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be required to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

10. ADJUSTMENTS UPON CHANGES IN STOCK.

    (a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(d), and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

    (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to such event.

    (c) Corporate Transaction. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume or continue any Options outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 10(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Options or to substitute similar stock awards for those outstanding under the Plan, then with respect to Options held by Optionholders whose Continuous Service has not terminated, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) at or prior to such event.

11. AMENDMENT OF THE PLAN AND OPTIONS.

    (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary under applicable laws or regulations or to the extent that such amendment constitutes a material amendment of the Plan.

    (b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers. Notwithstanding any other provision of the Plan to the contrary, the Board shall not, without prior stockholder approval, (A) reduce the exercise price of any outstanding Option under the Plan, (B) cancel any outstanding Option under the Plan and grant in substitution therefor, on either an immediate or delayed basis, a new Option under the Plan covering the same or a different number of shares of Common Stock or cash, or (C) take any other action with respect to any outstanding Option under the Plan that is treated as a repricing of such Option pursuant to generally accepted accounting principles.

    (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

    (d) No Impairment of Rights. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

    (e) Amendment of Options. The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

12. TERMINATION OR SUSPENSION OF THE PLAN.

    (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

    (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Optionholder.

13. EFFECTIVE DATE OF PLAN.

    The Plan shall become effective as determined by the Board, but no Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

14. CHOICE OF LAW.

    The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

eBay Inc.

    [Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware]

    eBay Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

    1. The name of the corporation is eBay Inc. The date of the filing of its original certification of incorporation with the Secretary of State was March 13, 1998.

    2. This amended and restated certificate of incorporation amends, restates and integrates the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon.

    3. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full.

ARTICLE I

    The name of the corporation is eBay Inc.

ARTICLE II

    The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, City of Dover 19901, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

    The total number of shares of all classes of stock which the corporation has the authority to issue is One Billion Eight Hundred Million (1,800,000,000) shares, consisting of two classes: One Billion Seven Hundred Ninety Million (1,790,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share.

    The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

    Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

ARTICLE V

    The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VI

    A. Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

    B. The directors, other than those who may be elected by the holders of Preferred Stock under specified circumstances, shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of the stockholders held in 1999; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2000; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2001; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

    C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by a majority of the directors, although less than a quorum, or (b) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    D. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

    E. Special meetings of stockholders of the corporation may be called only by either the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the Chief Executive Officer.

ARTICLE VII

    A. To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    B. To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

    C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

    IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of eBay Inc. has been signed and attested as of this                     day of June, 2004.

Margaret C. Whitman,
President and Chief Executive Officer

ATTEST:

Michael R. Jacobson, Secretary

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2004

     The undersigned hereby appoints MARGARET C. WHITMAN, RAJIV DUTTA AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc. to be held on Thursday, June 24, 2004, at 8:00 a.m. Central time at The Hilton New Orleans Riverside, Steering Room, Two Poydras Street, New Orleans, Louisiana 70140, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to eBay Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EBYINl	KEEP THIS PORTION FOR YOUR RECORDS.

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

eBay Inc. Vote on Directors The Board of Directors recommends a vote “FOR” the listed nominees.
1	Election of three directors to hold office until our 2007 Annual Meeting of Stockholders.
Nominees: 01) Philippe Bourguignon, 02) Thomas J. Tierney and 03) Margaret C. Whitman

Vote on Proposals
The Board of Directors recommends a vote “FOR” Proposals 2, 3, 4 and 5.

		For	Against	Abstain

2.	Approval of amendments to our 1999 Global Equity Incentive Plan, including an amendment to increase by 6,000,000 the number of shares of common stock that may be issued under our 1999 Plan.	☐	☐	☐

3	Approval of an amendment to our 2001 Equity Incentive Plan to increase by 18,000,000 the number of shares of common stock that may be issued under our 2001 Plan.	☐	☐	☐

4	Approval of an amendment	☐	☐	☐
to our Certificate of Incorporation to increase the authorized number of shares of common stock from 900,000,000 to 1,790,000,000 shares.

		Yes	No
Householding Election- Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except”and write the nominee’s number on the line below.
☐	☐	☐

		For	Against	Abstain

5.	Ratification of selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2004.	☐	☐	☐

6.	The Board of Directors recommends a vote “AGAINST” Proposal 6. Stockholder proposal requesting the expensing of stock options.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (JOINT OWNERS)	Date